SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
WGL Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

WGL Holdings, Inc.
101 Constitution Ave., N.W.
Washington, D.C. 20080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of WGL Holdings, Inc. will be held at the National Press Club, 529 14th St., N.W.; Washington, D.C. 20045 on Thursday, March 5, 2009, at 10:00 a.m., Eastern Standard Time, for the following purposes, as more fully set forth in the annexed proxy statement:

(1) To elect nine directors;

(2) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2009;

(3) To consider and act on a shareholder proposal relating to cumulative voting, if this proposal is brought before the meeting; and

(4) To transact any other business properly brought before the meeting and any adjournment thereof.

Only holders of record of the common stock of WGL Holdings, Inc. at the close of business on January 5, 2009, the record date fixed by the board of directors, will be entitled to vote on each matter submitted to a vote of shareholders at the meeting. To assure your representation at the annual meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer.

Any shareholder of record attending the annual meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a valid form issued in your name from that record holder. Each holder of common stock is entitled to one vote for each share of that stock standing in the name of the holder on the records of WGL Holdings, Inc. at the close of business on January 5, 2009.

By order of the board of directors,

Douglas V. Pope
Secretary

January 20, 2009

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. PLEASE VOTE OVER THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE AT 1-800-690-6903. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

ADMISSION PROCEDURES

Admission to the annual meeting will be limited to persons who: (a) are listed on WGL Holdings, Inc.’s records as shareholders as of January 5, 2009 (the “record date”), or (b) bring documentation to the meeting that demonstrates their beneficial ownership of WGL Holdings, Inc. common stock through a broker, bank or other institution as of the record date.

Proxy Statement

January 20, 2009

i

PROXY STATEMENT

WGL HOLDINGS, INC.

101 Constitution Ave., N.W.
Washington, D.C. 20080

January 20, 2009

INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is provided in connection with a solicitation of proxies by the board of directors of WGL Holdings, Inc. to be used at the annual meeting of shareholders to be held on Thursday, March 5, 2009 at 10:00 a.m., Eastern Standard Time, and at any adjournment thereof. The annual meeting will be held at the National Press Club, 529 14th St., N.W.; Washington, D.C. 20045. This proxy statement is first being provided to our shareholders on or about January 20, 2009. Throughout this proxy statement, “WGL Holdings,” “the Company,” “we,” “our” or “us” are intended to refer to WGL Holdings, Inc. and its consolidated subsidiaries, unless specifically indicated otherwise.

You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may complete, sign and return your proxy card or follow the instructions below to submit your proxy by telephone or over the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may follow the instructions below to submit your proxy over the Internet or by telephone.

Notice Regarding the Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may now furnish proxy materials via the Internet. We intend to mail a printed copy of this proxy statement and a paper proxy card to certain shareholders of record entitled to vote at the annual meeting. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials (sometimes referred to in this proxy statement as the “Notice”). The Notice will be mailed on or about January 20, 2009.

On the date of mailing of the Notice, shareholders will be able to access all of the proxy materials on a web site referred to in the Notice. The proxy materials will be available free of charge. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our Annual Report to shareholders) over the Internet. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Washington Gas Light Company Savings and Capital Appreciation Plans

If you participate in either the Washington Gas Light Company Savings or Capital Appreciation Plan (401(k) plans) and you own WGL Holdings common stock in one of those plans, your proxy card will serve as a voting instruction to the 401(k) plan trustee. If you are also a shareholder of record outside of the 401(k) plans, your proxy card (or Internet or telephone vote) will vote both your record shares and your 401(k) plan shares, as long as your registration information is identical in both accounts. For example, if your registered stock account is in your single name and also lists the same address as your 401(k) account, you should receive one proxy card, or Notice for both the 401(k) plan shares and for the shares held by our transfer agent. However, if your shares held by the transfer agent are in joint names, or at a different address, you will receive separate proxy materials for each account. To allow sufficient time for voting by the administrator of the 401(k) plans, your voting instructions must be received by 11:59 pm Eastern Standard Time on March 2, 2009.

One Vote For Each Share Held

At the annual meeting, each holder of WGL Holdings common stock will be entitled to one vote for each share of common stock standing in the name of the holder on the records of WGL Holdings at the close of business on January 5, 2009. Outstanding voting securities as of January 5, 2009, consisted of 50,124,429 shares of common stock.

Shareholders of Record and Beneficial Owners

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record

If your shares are registered directly in your name with Bank of New York Mellon, our transfer agent, you are considered, with respect to those shares, the shareholder of record, and the Notice or this proxy statement is being sent directly to you by our agent. As the shareholder of record, you have the right to vote by proxy or to vote in person at the annual meeting.

Beneficial Owners

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or this proxy statement and voting instruction form will be forwarded to you by your broker or nominee. The broker or nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that received a Notice by mail from the shareholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. Beneficial owners that receive a printed copy of the proxy materials also may receive a voting instruction form and voting instructions. Those beneficial owners may mail the voting instruction form, or may vote by telephone or over the Internet as instructed by that broker or nominee in the voting form.

Voting Methods and Procedures

Shareholders of record may vote in any one of four ways:

•	by telephone;

•	over the Internet;

•	in person at the annual meeting; or

•	by proxy card, if you received a printed copy of the proxy materials by mail.

The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

•	To vote by proxy using the enclosed proxy card (if you received a paper copy of the proxy materials), complete, sign and date your proxy card and return it promptly in the envelope provided.

•	To vote by proxy over the telephone dial, 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.

If you vote via Internet or telephone, your vote must be received by 11:59 p.m. Eastern Standard Time on March 4, 2009 to be counted. Proxy cards must be received before 4:00 p.m. Eastern Standard Time on March 4, 2009 or delivered at the annual meeting to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Receipt of More Than One Notice or Proxy Card

If you received more than one Notice or proxy card, your shares are probably registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice and proxy card to ensure that all of your shares are voted.

Voting Shares in Person at the Annual Meeting

Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. In order to vote at the annual meeting, shareholders of record must bring their Notice or proof of ownership. Beneficial owners must obtain a valid proxy from the record owner to vote in person at the annual meeting. Beneficial owners should follow the instructions provided by their broker or contact their broker to request the requisite proxy form. Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. You may still attend the meeting and vote in person if you have already voted by proxy.

Consideration of Proposals Presented at the Annual Meeting

Other than the election of directors and the two other proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, James H. DeGraffenreidt, Jr., Chairman and Chief Executive Officer, Terry D. McCallister, President and Chief Operating Officer, and Vincent L. Ammann, Jr., Vice President and Chief Financial Officer (collectively referred to as the “proxyholders”) will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. Under our bylaws, the deadline for notifying us of any additional proposals to be presented at the annual meeting has passed and, accordingly, shareholders may not present any additional proposals at the annual meeting.

Quorum and Vote Tabulation

As provided in our bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.

On Proposal (1), the election of directors, you may either vote “FOR” all the nominees to the Board of Directors or you may “WITHHOLD” your vote from any or all nominees. On Proposal (2), the ratification of the appointment of Deloitte & Touche LLP, and on Proposal (3) relating to cumulative voting and any other matter to be voted on at the annual meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN” from voting.

All valid proxies properly executed and received by us will be voted in accordance with the instructions specified in the proxy. If a proxy is submitted without instructions, shares will be voted: (1) “FOR” the election of each of the named nominees for director, (2) “FOR” ratification of the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2009, and (3) “AGAINST” the shareholder proposal relating to cumulative voting.

At the annual meeting:

•	The nine director nominees receiving the greatest number of votes will be elected:

•	All other proposals must receive more votes cast in favor of each than the number of votes cast against each in order to be approved. Broker shares not voted (sometimes called “broker non-votes”) and abstentions have no effect on the final vote counted on these matters. A “broker non-vote” occurs when a shareholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because the shareholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

•	Shares withheld and broker non-votes will have no effect on the election of directors.

•	Abstentions and broker non-votes will be counted in determining a quorum for the meeting.

Adjournments

We currently expect to take votes and close the polls on all proposals at the annual meeting. However, we may:

•	keep the polls open to facilitate additional proxy solicitation with regard to any or all proposals; and/or

•	allow the inspectors of election to count and report on votes that have been cast after the polls have closed.

If any of the above occurs, we could propose one or more adjournments of the annual meeting. For any adjournment to be approved, the votes cast in favor of it must represent a majority of the total number of votes cast by the shareholders present at the meeting in person or by proxy.

Proxies that we have solicited will be voted in favor of any adjournment that we propose. If any adjournment is properly proposed at the meeting on behalf of anyone else, the persons named as proxies, acting in that capacity, will have discretion to vote on the adjournment in accordance with their best judgment.

Solicitation of Proxies

The solicitation of proxies is being made on behalf of the board of directors, and the cost will be borne by WGL Holdings. Brokerage houses and other custodians will be reimbursed by WGL Holdings for their expenses in forwarding proxy materials to the beneficial owners of shares held in their name. Further solicitation of proxies may be made by telephone or other communication by regular employees of WGL Holdings. Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, has been retained by WGL Holdings for a fee of $4,500, plus expenses, to assist in the solicitation of proxies.

Revocation of Proxies

You may revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	If you received a printed copy of the proxy materials by mail, you may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to: Corporate Secretary, WGL Holdings, Inc., 101 Constitution Avenue, N.W., Washington, DC 20080.

•	You may attend the annual meeting and vote in person. However, simply attending the annual meeting will not, by itself, revoke your proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

At the annual meeting, nine directors are to be elected; this is an increase in the number of directors from eight to nine effective with the date of the annual meeting. All of the nominees, except Mr. McCallister, are presently members of the Board of Directors.

With the exception of Mr. DeGraffenreidt, all nominees will be elected to serve until the next annual meeting of shareholders of the Company. Mr. DeGraffenreidt has announced he will retire from the Company and from the Board of Directors effective on October 1, 2009. At that time, the number of directors will return to eight persons and Mr. McCallister will be elected Chairman and Chief Executive Officer of the Company.

It is the intention of the proxy holders to vote proxies for the election of the nominees named below, unless such authority is withheld. The Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, the proxies received for that nominee will be voted for another nominee or other nominees, to be selected by the board of directors in their discretion.

The board of directors recommends a vote “FOR” the election of each of the following nominees:

Michael D. Barnes, age 65, is Senior Of Counsel to the law firm of Covington & Burling LLP. He was President of The Brady Campaign and Brady Center to Prevent Gun Violence from 2000 through June 2006. He was previously a partner in the law firm of Hogan & Hartson LLP. Mr. Barnes was United States Representative from Maryland’s 8th Congressional District from 1979 to 1987. Mr. Barnes has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Governance Committee. As Chairman of the Governance Committee, Mr. Barnes also serves as Lead Director for the Board of Directors.

George P. Clancy, Jr., age 65, is Executive Vice President and Chief Lending Officer of Chevy Chase Bank, FSB, a position he has held since 1995. Mr. Clancy has an extensive career in banking which includes serving as President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer — Signet Bank, N.A. (1988-1995). Mr. Clancy is active in several community and civic organizations, including serving as: the Founding and immediate past Chairman and currently as a Member of the Board of Directors of the Catholic Charities Foundation, Member of the Board of Trustees of the University System of Maryland Foundation, Inc., a Member of the Board of Trustees of the University of Maryland College Park Foundation and is on the Executive Committee of the Washington D.C. Police Foundation. Mr. Clancy has been a director of Washington Gas Light Company and a director of WGL Holdings since December 2000.

James H. DeGraffenreidt, Jr., age 55, is Chairman and Chief Executive Officer of the Company and of Washington Gas Light Company. Mr. DeGraffenreidt previously served as President and Chief Operating Officer of Washington Gas Light Company (1994-1998); President and Chief Executive Officer (1998); Chairman and Chief Executive Officer (1998-2000); Chairman, President and Chief Executive Officer of the Company and of Washington Gas Light Company (2000-2001), and was elected to his present position effective October 1, 2001. Mr. DeGraffenreidt serves on the boards of Harbor Bankshares Corporation, Mass Mutual Financial Group, the American Gas Association (Chairman from January 1, 2007 to December 31, 2007) and the Alliance to Save Energy (Co-Chairman from January 2005 through December 2006). He has been a member of the Board of Directors of Washington Gas Light Company since 1994 and a director of WGL Holdings since January 2000.

James W. Dyke, Jr., age 62, is a partner in the Virginia law firm of McGuire Woods LLP, where he specializes in corporate, education, voting rights, government relations and municipal law. He has been a partner with the firm since 1993. In addition to his legal career, Mr. Dyke has extensive professional experience in government and public relations. Among other appointments, he served as Secretary of Education for the Commonwealth of Virginia from 1990 to 1993 and as Domestic Policy Advisor to former Vice President Walter Mondale. Mr. Dyke has assumed leadership positions in several business and community organizations, including serving as former Chairman of the Fairfax County, Virginia, Chamber of Commerce, the Northern Virginia Business Roundtable and the Emerging Business Forum. He is also Chair-elect of the Greater Washington Board of Trade for 2009. Mr. Dyke has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Melvyn J. Estrin, age 66, is Chairman of the Board and Chief Executive Officer of Human Service Group, Inc. trading as Estrin International (1983-present) and is Chief Executive Officer of University Research Co., LLC. Mr. Estrin is a Director of ChemLink, LLC; Eagle Hospitality LLC; Armed Forces Lodging LLC and HHB Inc. Mr. Estrin has served as Chairman and Chief Executive Officer of two Fortune 500 companies and has been a principal in numerous business enterprises. Mr. Estrin has been appointed by the President as a Trustee of the John F. Kennedy Center for the Performing Arts. Mr. Estrin was a Commissioner of the National Capital Planning Commission (Jan. 1997-Dec. 2000). He also served as a Trustee of the University of Pennsylvania (Oct. 1986-1991), has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Human Resources Committee.

James F. Lafond, age 66, is the retired Area Managing partner for the greater Washington, D.C. area for PricewaterhouseCoopers LLP. He is a Certified Public Accountant with extensive experience serving in leadership positions with PricewaterhouseCoopers and with its predecessor, Coopers & Lybrand LLP. He has been active in several civic and non-profit organizations. Among other recognitions, he has received the Lifetime Achievement Award from the Leukemia and Lymphoma Society. He is currently a director of VSE Corporation as well as several not-for-profit entities. Mr. Lafond has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Debra L. Lee, age 54, is Chairman and Chief Executive Officer of BET Holdings, Inc., a global multi-media company that owns and operates Black Entertainment Television and several other ventures. Ms. Lee previously was Executive Vice President and General Counsel of BET Holdings (1992-1995), President and Chief Operating Officer (1995-May 2005), President and Chief Executive Officer (June 2005-January 2006), and was elected to her present position in January 2006. Ms. Lee serves on the boards of Girls, Inc., Alvin Ailey American Dance Theater and the National Cable Television Association. Ms. Lee is also on the Boards of Directors of Eastman Kodak Company, Marriott International, Inc. and Revlon, Inc. Ms. Lee has been a director of Washington Gas Light Company since July 2000 and a director of WGL Holdings since November 2000.

Terry D. McCallister, age 53, is President and Chief Operating Officer of the Company, a position he has held since October 2001. Mr. McCallister joined Washington Gas Light Company in April 2000 as Vice President of Operations. He was previously with Southern Natural Gas, where he served as Vice President and Director of Operations and with Atlantic Richfield Company, where he held various leadership positions. Mr. McCallister has a bachelor’s degree in engineering management from the University of Missouri at Rolla and is a graduate of the Darden Business School Executive Program. Mr. McCallister serves on the Leadership Council of the American Gas Association, is Vice Chairman of the Board of Directors of the Southern Gas Association and is a member of the Board of Directors of the Gas Technology Institute. He also serves on the boards of several business and community organizations, including, among others, the Greater Washington Board of Trade, the Boys and Girls Clubs of Greater Washington, Northern Virginia Family Services and the INOVA Health System Foundation.

Karen Hastie Williams, age 64, retired in 2004 as a Partner with the Washington, D.C. law firm of Crowell & Moring, where she specialized in public contract law. Prior to joining Crowell & Moring, Ms. Williams served as Administrator for the Office of Federal Procurement Policy at the Office of Management and Budget (1980-1981) and Chief Counsel of the Senate Committee on the Budget (1977-1980). Ms. Williams is a director of SunTrust Banks, Inc., Continental Airlines Company, Gannett Co. and The Chubb Corporation. Ms. Williams has been a director of Washington Gas Light Company since 1992, a director of WGL Holdings since November 2000 and serves as Chair of the Audit Committee.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The following information relates to board and board committee meetings during the fiscal year ended September 30, 2008. The board of directors of WGL Holdings held seven meetings during fiscal year 2008. Each current board member attended 75% or more of the meetings of the board, and the committees on which he or she served, that were held during the period for which he or she was a director or committee member.

The board of directors has established four standing committees: 1) the Executive Committee; 2) the Audit Committee; 3) the Governance Committee, and 4) the Human Resources Committee. Each of these committees is described in more detail below.

Executive Committee

The Executive Committee members are:  James H. DeGraffenreidt, Jr. (Chairman), Michael D. Barnes, Melvyn J. Estrin, and Karen Hastie Williams. There are four alternate members: George P. Clancy, Jr., James W. Dyke, Jr., James F. Lafond and Debra L. Lee. This committee may exercise all of the authority of the board of directors when the board is not in session. This committee did not meet during fiscal year 2008.

Audit Committee

The Audit Committee members are:  Karen Hastie Williams (Chair), Melvyn J. Estrin, George P. Clancy, Jr. and James F. Lafond. Members of the Audit Committee are independent under the rules of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE). The board of directors has determined that Messrs. Clancy, Estrin and Lafond meet the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC.* As provided in its charter, functions of the Audit Committee include the appointment, compensation and oversight of independent public accountants, reviewing with management and the independent public accountants the financial statements, the accompanying report of the independent accountants and reviewing the system of internal controls and the adequacy of the internal audit program. The Audit Committee Report, which appears later in this proxy statement and the audit committee charter, provide a further description of the responsibilities of this committee. The Audit Committee held six meetings during fiscal year 2008.

Mrs. Williams, the Chair of the Audit Committee, simultaneously serves on the audit committees of four other public companies. Neither our bylaws nor the audit committee charter limit the number of audit committees that our directors may join. The Board has evaluated and reviewed the existing workload demands of her committee memberships in light of the time commitment necessary for her to fulfill her obligations as an effective audit committee member. Based on that evaluation and review, the Board determined that her simultaneous service would not impair the ability of Mrs. Williams to serve effectively on the audit committee of WGL Holdings.

Governance Committee

The Governance Committee members are:  Michael D. Barnes (Chairman), James W. Dyke, Jr., and Karen Hastie Williams. Members of the Governance Committee are independent under the rules of the NYSE. As provided in its charter, functions of the Governance Committee include consideration of criteria for selection of candidates for election to the board of directors and committees of the board and adoption of policies and principles concerning board service and corporate governance. This committee also considers criteria for oversight and evaluation of the board and management and the

* In accordance with rules of the SEC, persons determined to be audit committee financial experts will not be deemed an expert for any purpose, including, without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being so designated. The designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the audit committee and the board of directors in the absence of such designation or identification.

adoption of a code of conduct. The Governance Committee will consider nominees recommended by shareholders. Those recommendations should be sent to the Chair of the Governance Committee, c/o the Corporate Secretary of WGL Holdings, Inc; 101 Constitution Ave., N.W.; Washington, D.C. 20080. This committee held four meetings during fiscal year 2008.

Governance Committee Processes

The Governance Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chair of the Governance Committee, c/o the Corporate Secretary of WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington D.C. 20080. As provided in its charter, the Governance Committee will follow procedures which it deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members and by shareholders. The Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of shareholders as a whole and not any specific interest group or constituency. The Governance Committee will evaluate the qualifications of candidates recommended by shareholders using the same criteria as used for other board candidates. The Governance Committee from time to time engages the service of a professional search firm to identify and to evaluate potential nominees.

Human Resources Committee

The Human Resources Committee (the “HR Committee”) members are:  Melvyn J. Estrin (Chairman), George P. Clancy, Jr. and Debra L. Lee. Members of the Human Resources Committee are independent under the rules of the NYSE. The HR Committee met two times in fiscal year 2008. The HR Committee discharges the Board’s responsibilities relating to compensation of our executive officers. As provided in its charter, primary functions of the HR Committee include setting corporate goals and objectives relevant to compensation of the Chief Executive Officer (CEO), evaluating the CEO’s performance and setting the CEO’s compensation based on this evaluation. The HR Committee also recommends compensation levels, sets performance targets and evaluates the performance of our other executive officers and determines any incentive and equity-based compensation to be awarded to those officers. The HR Committee also considers succession planning for WGL Holdings’ leadership positions.

The HR Committee may, in accordance with its charter, “delegate authority to act upon specific matters within specified parameters to a subcommittee consisting of one or more members, or to management.” Any such delegates are required to report any action to the full HR Committee at its next meeting. Please see the discussion under the Compensation Discussion & Analysis section below for information relating to processes and procedures for the consideration and determination of executive compensation.

Governance.  The HR Committee focuses on good governance practices in its operation. In fiscal year 2008 this included, among other matters:

•	Reviewing tally sheets prepared by its independent consultant regarding the Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated officers (the “Named Executive Officers”). Tally sheets identify the material elements of such executive’s compensation, show the cumulative impact of prior grants of long-term incentive awards, and quantify severance and other payouts to which the executive would be entitled under various employment termination scenarios. The tally sheets reviewed by the HR Committee indicated that cumulative pay was reasonable, and that no changes needed to be made to the Company’s pay philosophy.

•	Considering compensation for the Named Executive Officers in the context of all of the components of total compensation, and not allowing the sum of the components to exceed market levels of total compensation opportunity.

•	Receiving meeting materials several days in advance of meetings.

•	Having regular executive sessions of HR Committee members.

•	Having direct access to an outside executive compensation consultant.

Compensation Consultant.  The HR Committee has the sole authority to retain and terminate any compensation consultant engaged to assist the HR Committee in the evaluation of the compensation of our executive officers, including all of the Named Executive Officers. During fiscal year 2008, the HR Committee retained Hewitt Associates (Hewitt) as its independent consulting firm. A principal of Hewitt attended both of the HR Committee meetings held during fiscal year 2008.

Hewitt provided data and information to the HR Committee, but did not make recommendations with respect to specific levels of compensation. Hewitt’s services to the HR Committee during fiscal year 2008 included the following:

•	Development of market data in line with the Company’s compensation philosophy. Please review the discussion under the Compensation Discussion & Analysis (CD&A) section of this proxy statement for further information regarding the market data developed with Hewitt’s assistance in connection with the compensation of our executive officers;

•	Pay and performance comparisons;

•	Tally sheet development;

•	Assistance with FAS 123R expense calculations;

•	Review of the CD&A;

•	Preparation of total compensation statements; and

•	Director pay review (conducted in fiscal year 2008 for fiscal year 2009 implementation).

Consultant Independence.  It is important for the HR Committee to receive advice from an independent source. The following information describes the independence of Hewitt and the individual Hewitt consultant that provides advice to the HR Committee.

•	The HR Committee retains the individual consultant and consulting firm, and the consultant reports directly to the HR Committee.

•	The individual consultant (a principal of Hewitt) was retained initially in 1998. The selection of the individual consultant was a combined decision of the CEO at the time (now retired) and the HR Committee at the time (the HR Committee is now composed of entirely different directors).

•	The consultant, by being affiliated with a large firm, provides resources, data and perspectives that help WGL Holdings and the HR Committee make informed business judgments with respect to executive pay;

•	In order to promote independence, the consultant’s firm compensates its executive compensation consultants solely for executive compensation consulting services, with no aspect of pay being dependent on whether or to what extent WGL Holdings or Washington Gas uses other services of that firm;

•	Fees paid by WGL Holdings to Hewitt represent less than 1% of the aggregate fees that Hewitt billed all of its clients for services during Hewitt’s 2008 fiscal year;

•	Hewitt has no service contracts with senior management of WGL Holdings or its subsidiaries;

•	The individual consultant has no other public company clients at which an executive officer of WGL Holdings or Washington Gas serves as a director; and

•	Hewitt has no employees that are executive officers or family members of any executive officer of WGL Holdings or its subsidiaries.

Given the above factors, the HR Committee has concluded that the individual consultant and consulting firm are independent and that the HR Committee can rely on the consultant’s advice.

Human Resources Committee Interlocks and Insider Participation

As previously described, the Human Resources Committee currently is composed of three independent, non-employee directors. Each such director served as a member of the HR Committee during the entire 2008 fiscal year. No member of the HR Committee has ever been an officer or employee of WGL Holdings or any of its subsidiaries. No member of the board or HR Committee has served, at any time since October 1, 2007, as an executive officer of any entity that at such time had one or more of WGL Holdings’ executive officers serving as a member of that entity’s board or compensation committee. Please see “No Material Related Person Transactions During Fiscal Year 2008” below for related person transaction information regarding a member of the HR Committee.

Director Independence and Corporate Governance Practices

The board of directors has determined that all of the current directors, except Mr. DeGraffenreidt, and each of the nominees for election as director, except Messrs. DeGraffenreidt and McCallister, are independent within the meaning of NYSE rules. In determining independence, the board of directors considered the specific criteria for independence under the NYSE rules and also the facts and circumstances of any other relationships of individual directors with the Company.

The Audit, Governance and Human Resources Committees have each adopted a charter for their respective committees. These charters may be viewed on our web site, www.wglholdings.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington, D.C. 20080.

Our corporate governance guidelines and bylaws establish a Lead Director of the Board and designate the Chair of the Governance Committee to serve in that position. Among other powers and responsibilities, the Lead Director will:

•	preside at all meetings of the Board at which the Chairman is not present, including independent executive sessions of the independent directors;

•	approve information sent to the board;

•	approve meeting agendas for the board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to convene meetings of the independent directors;

•	be available to communicate or meet with any shareholder controlling at least five percent of the outstanding voting stock of the Company; and

•	function as a liaison between the Chairman of the Board and independent directors, as necessary.

The board and board committees regularly meet in executive sessions without the presence of any management representatives. The Lead Director presides in those executive sessions. If the executive session includes or is devoted to a report of a board committee, the chair of that committee presides in that portion of the executive session.

The board has also adopted a Code of Conduct. The corporate governance guidelines, bylaws and the Code of Conduct may be viewed on our web site, www.wglholdings.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington, D.C. 20080.

The board of directors has a policy under which directors who are not employees of the Company and its subsidiaries may not stand for re-election after reaching the age of 72. Also, under this policy, directors who are employees of the Company must retire from the board upon their retirement from the Company. This policy can be changed at any time by action of the board of directors.

The Company expects all board members to attend the annual meeting of shareholders, but from time to time, other commitments may prevent all directors from attending each annual meeting. All directors attended the most recent annual meeting of shareholders, which was held on March 6, 2008.

DIRECTOR COMPENSATION

Director Annual Retainer and Meeting Fees

Compensation for directors during fiscal year 2008 consisted of an annual retainer, fees for attending meetings, and an annual equity award. Directors were offered the opportunity to receive all of their cash compensation on a deferred basis under the WGL Holdings and Washington Gas Light Company’s Deferred Compensation Plan for Outside Directors described later in this proxy statement. Mr. DeGraffenreidt, our Chairman and Chief Executive Officer, does not receive compensation for his service as a director.

The non-employee directors currently receive 1,800 shares of WGL Holdings common stock annually in accordance with the Directors’ Stock Compensation Plan in addition to a retainer paid in cash. Non-employee directors of WGL Holdings also serve as directors of its utility subsidiary, Washington Gas Light Company (Washington Gas). The directors serve on the same committees of each Board. Non-employee directors receive only one cash retainer which is payable by Washington Gas. Usually, the board meetings of WGL Holdings and Washington Gas are held consecutively. The fiscal year 2008 compensation arrangements of non-employee directors were coordinated as described below:

	Washington Gas
	Light Company	WGL Holdings, Inc.
Description of fees paid to non-employee Directors*	Dollar Amount	Dollar Amount

On days when both boards meet	$1,000	$500
On days when both committees meet	$1,000	$500
On days when only one board meets	$1,200	$1,200
On days when only one committee meets	$1,200	$1,200
Each day a Director attends a Director Education Program	$1,000	$500
Annual Meeting attendance fee	$1,000	$500
Annual cash retainer (paid on quarterly basis)	$35,000	0
Annual retainer to chair of Governance Committee	$5,000	0
Annual retainer to chair of Human Resources Committee	$5,000	0
Annual retainer to chair of Audit Committee	$10,000	0
Lead Director annual retainer	$5,000	0

*	Allocation based on approximate time required for board responsibilities for each company (1/3 WGL Holdings; 2/3 Washington Gas). On September 24, 2008, the board of directors voted to increase the annual cash retainer and the retainers for the chairs of the Governance and Human Resources Committees. Accordingly, effective October 1, 2008, the annual cash retainer was increased to $50,000 and the retainers for the Governance and Human Resources Committees chairs were each increased to $7,500.

The following table presents information regarding the compensation paid during fiscal year 2008 to the non-employee directors of WGL Holdings.

					Change in
					Pension
					Value and
					Non-
				Non-	qualified
	Fees			Equity	Deferred
	Earned			Incentive	Compensa-
	or Paid	Stock	Option	Plan	tion	All Other
	in Cash	Awards(1)	Awards	Compen-	Earnings(2)	Compensation	Total
Name	($)	($)	($)	sation ($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Michael D. Barnes	$78,000	$58,590	0	0	0	0	$136,590
George P. Clancy	$61,700	$58,590	0	0	$22,218	0	$142,508
James W. Dyke, Jr.(3)	$29,500	$58,590	0	0	0	0	$89,090
Melvyn J. Estrin	$66,700	$58,590	0	0	$53,379	0	$178,669
James F. Lafond	$61,700	$58,590	0	0	$22,364	0	$142,954
Debra L. Lee	$61,700	$58,590	0	0	0	0	$120,290
Karen Hastie Williams	$73,500	$58,590	0	0	0	0	$132,090

(1)	On January 2, 2008, each of the non-employee directors received an award of 1,800 shares of WGL Holdings common stock in accordance with the terms of the WGL Holdings, Inc. Directors’ Stock Compensation Plan. The amounts reported for stock awards reflect the aggregate dollar amounts recognized in accordance with Statement of Financial Accounting Standards No. 123R for financial statement reporting purposes for fiscal year 2008. The grant date fair value of each equity award computed in accordance with FAS 123R was $32.55 per share.

(2)	Amounts in this column only reflect earnings on non-qualified deferred compensation. None of the directors have any retirement benefits except for Mr. Barnes, Mr. Estrin and Mrs. Williams. As described below under, “DIRECTOR COMPENSATION — Director Retirement Plan”, the retirement benefits for these three directors are frozen and, therefore, there is no change in pension value.

(3)	Mr. Dyke is a partner of the law firm, McGuire Woods LLP. Under the arrangement Mr. Dyke has with his law firm, McGuire Woods is entitled to receive: 1) all of the compensation Mr. Dyke is paid for board meeting fees; 2) a portion of his annual cash retainer; and 3) half of the fees paid to Mr. Dyke for any director education seminar he attends. Accordingly, during fiscal year 2008, we paid McGuire Woods $36,000 in board meeting, retainer and seminar fees in connection with Mr. Dyke’s service on our board of directors. McGuire Woods provided the Company no legal services and received no other fees from the Company during fiscal year 2008.

Non-Employee Director Compensation

All non-employee directors are compensated similarly in accordance with the terms of our director compensation program. Usually, the board reviews the level of compensation it receives for its service every two years. In connection with this review, Hewitt Associates, the board’s executive compensation consulting firm, conducts a director pay review survey every two years to identify board compensation practices of a peer group of companies. The most recent study was conducted during fiscal year 2008. The board takes this survey information into consideration when determining the meeting fees, retainers and other forms of compensation it will be paid. The board may take action at any time to amend the amount or type of compensation it receives. Directors employed by the Company do not receive compensation for their role as a director. The executive officers of the Company do not have a role in determining or recommending the amount or form of director compensation. Other than conducting the director pay review previously mentioned, Hewitt Associates has no role in determining the compensation of the board of directors.

Director Deferred Compensation Plan

Non-employee directors of WGL Holdings are eligible to defer up to 100% of their cash board compensation under the WGL Holdings and Washington Gas Light Company Deferred Compensation Plan for Outside Directors, as amended and restated (the “Director Deferred Compensation Plan”). This includes the deferral of the payment of a non-employee director’s annual board and committee cash retainer, board meeting fees, committee meeting fees, fees for attendance at annual and special shareholder meetings and fees paid by the Company for attending director education programs. Deferrals are set at percentage increments of 10%. Interest is earned on deferred amounts, compounded quarterly, at a rate equal to the weekly average yield to maturity for 10-year U.S. Government fixed interest rate securities issued at the time of the deferral, with a minimum rate of 8% per year. Non-employee directors may elect to defer distribution of their compensation for a minimum period of one year following the end of the year in which compensation is deferred or until the director’s retirement from the board. Compensation deferred under the Director Deferred Compensation Plan may be distributed earlier than the time period specified by a director in the event of the director’s retirement, disability, death or upon the occurrence of a severe financial hardship. Non-employee directors may elect to receive payment of deferred amounts in a lump sum or in up to ten annual installments. Non-employee directors must elect the time and method of distribution at the same time they submit a deferral application. Payments commence within 30 days of the event which triggers payout.

The amount of early withdrawals or accelerated payments made in connection with a severe financial hardship are limited in accordance with applicable tax laws. The Administrator of the Director Deferred Compensation Plan has the sole discretion to determine whether such an early withdrawal or accelerated payment in the event of a severe financial hardship will be permitted.

Directors’ Stock Compensation Plan

Pursuant to the terms of the WGL Holdings, Inc. Directors’ Stock Compensation Plan, as amended and restated (“Directors’ Stock Plan”), 1,800 shares of WGL Holdings common stock are currently awarded to each non-employee director annually. During fiscal year 2008, the award was made on January 2, 2008. The Directors’ Stock Plan is administered by the Human Resources Committee of the Board. Employee directors are not eligible to participate in this plan. The shares of common stock awarded under the plan are immediately vested and non-forfeitable. The Directors’ Stock Plan is unfunded and will expire on March 5, 2013, if not previously terminated by the board or by the shareholders.

Director Retirement Plan

A retirement plan for non-employee directors of Washington Gas adopted in 1995 was terminated by the Board of Washington Gas effective January 1, 1998, subject to vesting of benefits earned by the directors as of that date. Of the current directors, only Messrs. Barnes and Estrin and Mrs. Williams have vested benefits under this plan. The benefits are frozen and will be paid out in a fixed amount per year to each of them for a ten-year period commencing after their retirement from the board. Under the plan, Messrs. Barnes and Estrin will receive $10,200 per year and Mrs. Williams will receive $8,500 per year during the ten-year payout period.

Donations to Civic Organizations and Charities

Washington Gas has a long-standing tradition of supporting charitable and civic organizations within the Washington, DC metropolitan area by contributing financial donations and employee volunteer resources. None of the donations made by Washington Gas during fiscal year 2008 was made in the name of a director of WGL Holdings or Washington Gas.

Communications with the Board

Shareholders and all other interested parties may send communications to board members by either sending a communication to the board and/or a particular board member care of the Corporate Secretary of WGL Holdings, Inc. at 101 Constitution Ave., N.W.; Washington, D.C. 20080, or by using the toll-free number established for that purpose, which is 1-800-249-5360.

Board of Directors Stock Ownership Guidelines

The board of directors has stock ownership guidelines pursuant to which each board member should own shares of WGL Holdings having a value of at least five times the amount of his or her annual cash retainer. Current directors have until September 2011 (five years from the adoption of the guidelines in September 2006) to acquire this level of ownership. New directors will have five years from the date of their election to the board of directors to acquire this level of ownership. Based on the closing price of the common stock of WGL Holdings on January 5, 2009, each of the current directors owned shares in excess of the minimum value set forth in the stock ownership guidelines.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the information as of January 5, 2009, regarding outstanding common stock of WGL Holdings beneficially owned by each director, each nominee for election as a director, the executive officers named in the Summary Compensation Table in this proxy statement, and all directors, nominees and executive officers as a group. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the Company’s outstanding common stock.

		Shares Which
		May Be Acquired
	Amount and Nature	Within 60 Days
	of Beneficial	By Exercise of
Name of Beneficial Owner	Ownership(1)	Stock Options

Vincent L. Ammann, Jr.	5,494	16,881
Michael D. Barnes	15,306	0
Beverly J. Burke	19,420	21,342
Adrian P. Chapman	16,128	0
George P. Clancy, Jr.	12,100	0
James H. DeGraffenreidt, Jr.	114,926	87,635
James W. Dyke, Jr.	9,774	0
Melvyn J. Estrin	19,850	0
James F. Lafond	10,990	0
Debra L. Lee	14,268	0
Terry D. McCallister	31,430	128,674
Karen Hastie Williams	16,691	0
All directors, nominees and executive officers as a group:	336,674	389,210

(1)	All shares are directly owned by persons shown in this table except 8,684 shares are held indirectly by executive officers in the Washington Gas Light Company Savings Plan for Management Employees.

The following table sets forth information regarding any person who is known to WGL Holdings to be the beneficial owner of more than five percent of WGL Holdings common stock. This information is as of September 30, 2008, which was the date of the most recent publicly available information at the time of preparation of this proxy statement.

Name and Address	Amount and Nature		Percent
of Beneficial Owner	of Beneficial Ownership		of Class

American Century Investment Management, Inc.	3,547,467	(1)	7.11%
430 West 7th Street Kansas City, MO 64105-1407
Barclays Global Investors NA(CA)	3,200,969	(2)	6.41%
45 Fremont Street San Francisco, CA 94105-2228
State Street Global Advisors	2,504,508	(3)	5.02%
1 Lincoln Street Boston, MA 02111-2900

(1)	This information is based on a Form 13F, for the quarter ending September 30, 2008, filed with the SEC by American Century Investment Management, Inc., which reported that it had sole voting authority and sole investment authority over the shares.

(2)	This information is based on a Form 13F, for the quarter ending September 30, 2008, filed with the SEC by Barclays Global Investors NA(CA), which reported that it had sole voting authority and sole investment authority over the shares.

(3)	This information is based on a Form 13F, for the quarter ending September 30, 2008, filed with the SEC by State Street Global Advisors, which reported that it had sole voting authority and sole investment authority over the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 as amended, requires our executive officers and directors to file reports of securities ownership and changes in such ownership with the SEC. Based on our records and information, in fiscal year 2008, all of our directors and executive officers met the applicable reporting requirements under Section 16(a), except Marcellous Frye, a Vice President of Washington Gas Light Company. A Statement of Change in Beneficial Ownership on Form 4 regarding the purchase of 100 shares of WGL Holdings common stock by Mr. Frye was not filed timely during fiscal year 2008.

Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions

Our policies and procedures for the review, approval or ratification of related person transactions are set forth in our Related Person Transactions Policy. In summary, a related person transaction is a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person (i.e., any director or executive officer or nominee for director, or any member of the immediate family of such person) has or will have a direct or indirect material interest.

The Governance Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related person. This obligation is set forth in writing in the Governance Committee Charter. A copy of the Governance Committee charter is available at www.wglholdings.com.

To identify related party transactions, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also distribute questionnaires to directors, executive officers and others within the Company to identify related party transactions for purposes of meeting accounting and disclosure requirements under the Statement of Financial Accounting Standard No. 57 (SFAS 57). We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interests. Our Code of Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify their supervisor or the Chief Compliance Officer.

We expect our directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to WGL Holdings in an objective and fair manner. In addition, we are prohibited from extending personal loans to, or guaranteeing the personal obligations of, any director or officer.

No Material Related Person Transactions During Fiscal Year 2008

We did not have any material related person transactions during fiscal year 2008. However, the rules of the Securities and Exchange Commission require disclosure of transactions that we considered in connection with our related person transaction policy. ASB Capital Management, Inc. is an investment advisor to the Washington Gas Employees’ Pension Plan. ASB Capital Management, Inc. is a wholly-owned subsidiary of Chevy Chase Asset Management Co., which in turn is a wholly-owned subsidiary of Chevy Chase Bank, FSB. Mr. Clancy is an Executive Vice President of Chevy Chase Bank, FSB. He is neither an officer nor director of ASB Capital Management, Inc. or Chevy Chase Asset Management Co. The board has reviewed the facts and circumstances of this relationship and determined that Mr. Clancy does not have either a direct or indirect material interest in this relationship. Accordingly, the transaction did not require review or approval under the related person transaction policy in fiscal year 2008.

HUMAN RESOURCES COMMITTEE REPORT*

The following Compensation Discussion and Analysis section has been prepared by the management of WGL Holdings. WGL Holdings is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Human Resources Committee.

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and its discussions, the Human Resources Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis section be included in this proxy statement.

HUMAN RESOURCES COMMITTEE
Melvyn J. Estrin (Chairman)
George P. Clancy, Jr.
Debra L. Lee

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) contains a discussion of the material elements of compensation awarded to, earned by, or paid to the principal executive officer, the principal financial officer, and the other three most highly compensated executive officers of WGL Holdings and Washington Gas. These individuals are listed in the Summary Compensation Table (Summary Compensation Table) provided later in this proxy statement and are referred to in this CD&A as the “Named Executive Officers.” References to the “HR Committee” are to the Human Resources Committee of the Board of Directors. None of the Named Executive Officers are members of the HR Committee.

Objectives of Executive Compensation Program

The HR Committee’s philosophy is that total compensation for each of our executive officers should be competitive with executives with similar experience and responsibility. This compensation also should reflect the individual performance of each officer as well as corporate performance.

The executive compensation program of WGL Holdings is intended to achieve three fundamental objectives:

•	attract and retain qualified executives;

•	focus executives’ attention on specific strategic and operating objectives of WGL Holdings; and

•	align executives’ interests with the long-term interests of WGL Holdings’ shareholders and the customers of its regulated utility, Washington Gas.

* Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Human Resources Committee Report shall not be deemed to be incorporated by reference into any such filings.

We provide the Named Executive Officers a competitive total compensation program that is based on the size-adjusted 50th percentile of the range of compensation paid by similar utility industry companies for similar positions, with actual pay that reflects WGL Holdings’ short and long-term performance and the individual’s performance. The program aligns the short-term and long-term interests of management with that of our shareholders to maximize shareholder value. The program’s performance goals and factors also align management’s interests with utility company customers by rewarding the provision of a safe and reliable gas supply to customers at a reasonable cost. Several of these performance goals and factors are discussed below. The programs in place for fiscal year 2008 support our pay-for-performance philosophy.

Elements of Executive Compensation Program

In 2008*, our compensation program for our executive officers, including the Named Executive Officers, consisted of several compensation elements, each of which is discussed in more detail below. Each element of the executive compensation program is appropriately structured to help achieve one or more of the compensation objectives described above. Decisions with respect to one element of pay tend not to impact other elements of pay, but are made in the context of total compensation. The following are the material elements of our executive compensation program:

•	base salary;

•	short-term incentives;

•	long-term incentives;

•	retirement benefits;

•	change in control protection, and

•	perquisites.

Mix of Pay

Cash compensation and non-cash compensation are appropriate elements of a total rewards program. Cash compensation is current compensation (i.e., base salary and annual bonuses) while non-cash compensation is generally long-term compensation (i.e., equity based incentive compensation). A significant percentage of total compensation is allocated to short-term and long-term incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the HR Committee uses market data to determine the appropriate level and mix of incentive compensation. The allocation between current and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive award values.

Market Data and Peer Groups

During 2007, as background to compensation decisions for 2008, Hewitt Associates (“Hewitt”), the HR Committee’s independent executive compensation consultant, collected and analyzed comprehensive market data on base salary, short and long-term incentives, and the sum of those components. To develop market pay figures for our executive officers, including the Named Executive Officers, Hewitt compared compensation opportunities for comparable positions at comparable companies of comparable revenue size, using various statistical techniques to adjust the market data to be appropriate for our particular revenue size. The elements of pay were benchmarked both individually and in total to the same peer companies.

* Unless stated otherwise, references to the year “2008” in this CD&A mean our fiscal year 2008 which began on October 1, 2007 and ended on September 30, 2008.

The total compensation peer group of companies used as background to 2008 pay decisions is shown below. The list is subject to change each year depending on the availability of the companies’ data through Hewitt’s database, and the continued appropriateness of the companies. All companies included are utility companies, consistent with our philosophy of paying at the size-adjusted 50th percentile of the utilities market. While we periodically review market data of general industry companies, to date it has not impacted our actual pay levels or practices.

Total Compensation Peer Group

AGL Resources	DTE Energy Company	NStar
Allegheny Energy	Duquesne Light Holdings	Pepco Holdings, Inc.
Ameren Corporation	El Paso Electric Company	Piedmont Natural Gas
Aquila, Inc.	Energy East	Pioneer Natural Resources Co.
Atmos Energy	Integrys	PNM Resources
Black Hills Corporation	Laclede Group	Portland General Electric Co.
CH Energy	Nicor Inc.	PPL Corporation
Cleco Corporation	NiSource Inc.	SCANA Corporation
CMS Energy Corporation	Northwest Natural Gas	Sempra
Consolidated Edison

Base Salary

Base salary levels of executive officers (which includes the Chairman and Chief Executive Officer), in 2008 and for the last several years, were set at a level approximately equal to the size-adjusted 50th percentile of the utility market for officers of similar experience and responsibility. The HR Committee utilized comprehensive executive compensation data provided by Hewitt in determining these market levels and in establishing a competitive level of compensation for all of our officers. This approach was taken to place base salaries at overall market rates, and to leave the opportunity for each officer to achieve or exceed total target compensation through incentive pay. This continuing practice is designed to encourage higher levels of performance by the officers. It also is seen as a way to align the interests of the officers of WGL Holdings, Inc. and Washington Gas more closely with the interests of the shareholders.

The compensation data compiled by Hewitt demonstrated a higher level of market base pay for the Chairman and Chief Executive Officer position as compared to other executive officers. Therefore, the HR Committee granted Mr. DeGraffenreidt higher levels of short and long-term compensation than other officers. Short-term and long-term incentive opportunities for the Chairman and Chief Executive Officer and for the other executive officers were established based on considerations of market data and internal pay equity.

Our Chairman and Chief Executive Officer made specific recommendations for 2008 salary adjustments for all officers except himself, considering the data provided by the HR Committee’s consultant on industry compensation levels, the scope of each Named Executive Officer’s role, and the Named Executive Officer’s sustained individual performance, results, and time in position.

These recommendations were presented to the HR Committee for discussion and recommendation to the Board at the September 21, 2007 HR Committee meeting. The HR Committee consulted with Hewitt in executive session at that meeting to consider Mr. DeGraffenreidt’s base salary and target incentives for fiscal year 2008, which it has sole authority to approve. Based on the market data, the HR Committee decided to keep the base salary and target incentives for Mr. DeGraffenreidt at then-current levels, with no change. The other named executive officers received increases in base salary. Two of those increases, for Messrs. Chapman and Ammann were substantial (12.7% and 18.5% respectively) in order to close significant gaps between their base salaries and the market for their positions. Base salary increases were effective on October 1, 2007.

The base salary that was paid to each Named Executive Officer in 2008 is the amount reported for such officer in column (c) of the Summary Compensation Table that appears later in this proxy statement.

Omnibus Incentive Compensation Plan

The WGL Holdings, Inc. Omnibus Incentive Compensation Plan (“Omnibus Plan”) provides the opportunity for short-term and long-term incentive compensation of our executive officers, including the Named Executive Officers. Short-term incentive compensation is “at risk,” in that payment of any of this compensation depends upon performance of the individual officer and our company performance. Long-term incentive compensation is also “at risk” in that it relates directly to the performance of our common stock against that of other utilities.

Short-Term Incentive Compensation

Purpose of Short-Term Incentives

The short-term incentive program is designed to encourage and to recognize high levels of performance by officers of WGL Holdings and its subsidiaries.

Short-Term Incentive Awards

The 2008 short-term incentive program set target percentages of base salary that may be earned for the achievement of corporate and individual performance goals. Payouts may be higher or lower than target depending on 2008 corporate and individual performance. Payouts may range from 0% to 172.5% of target per the scale below.

Item	Corporate	Individual	Total

Weighting	75%	25%	100%
Corporate or Individual Factor, as applicable	maximum 1.5	maximum 1.5	—
Individual Factor applied again to the Corporate Portion	maximum 1.2	—	—

Maximum payout as % of target	135%	37.5%	172.5%

The amounts listed in columns (c), (d) and (e) of the “Grants of Plan-Based Awards” table in this proxy statement show the potential range of short-term cash awards for 2008 for each Named Executive Officer.

At its September 21, 2007 meeting, the HR Committee set 2008 target short-term incentive award opportunities for each Named Executive Officer at or near the size-adjusted 50th percentile of the market data provided by Hewitt. It also approved 2008 performance factors and goals that governed payout under the plan.

The performance factors recognize that shareholders in a regulated utility achieve their investing goals when customers are well served through efficient operations. The 2008 performance goals, targets and results are set forth below.

For the Company:

•	A return on equity threshold of 9%, which, if not met, would lead to a zero payout of the Corporate Portion of the plan.

•	Corporate performance measures in four categories as shown below (these measures comprise what is referred to as our “corporate scorecard”). Performance against these goals resulted in a Corporate Factor determined by the HR Committee. The determination of the Corporate Factor is discretionary, not formulaic, and the measures below were set at challenging degrees of difficulty that target significant achievement and are not weighted in any particular manner.

	Corporate Goals	Fiscal Year 2008 Target	Fiscal Year 2008 Results

1.	Foster High Performance
	• Employee Work Safety	Less than or equal to 5.3 incidents per 100 employees	4.37 incidents per 100 employees

	• Employee Engagement	100% of plan, greater than or equal to 70% effective	96% of plan, 77% effective
2.	Improve Processes
	• BPO* Service Level Achievement	Greater than or equal to 90%	77%

	• BPO Cost Alignment	Less than or equal to 100%	99%

	• Construction Unit Cost Attainment	Less than or equal to 100% of planned budget	103%

	• O & M Per Customer	Less than or equal to $242	$239

3.	Win Customers
	• New Therm Growth	Greater than or equal to 17.1 million therms	25.2 million therms

	• Damage Prevention Success	Less than or equal to 2.25 damages per 1,000 locate requests	2.0 damages per 1000

	• Customer Satisfaction	Greater than or equal to 82% satisfied customers	85%

	• System Reliability	Less than or equal to 120 outages per 100,000 meters	81 outages per 100,000 meters
4.	Reward Investors
	• Utility Return on Equity	Greater than or equal to 10%	12.4%

	• Non-Utility Earnings	100% of targeted earnings levels	73%

*	Note to above chart: “BPO” means the business process outsourcing plan which is an agreement whereby a service provider will perform certain functions that have historically been performed internally by the company.

For 2008, the return on common equity threshold and other performance criteria were met and as a result the Chairman and Chief Executive Officer (CEO) made recommendations to the HR Committee of payouts based on the corporate goals achievements noted above. Based on his evaluation of 2008 results, some of which were above target and some of which were below target, the CEO recommended, and the HR Committee approved, a Corporate Factor of 130% for 2008. The HR Committee considered the amount and basis for this recommendation in consultation with Hewitt.

Individual goals for the Named Executive Officers encompassed:

•	success in meeting established corporate and departmental goals;

•	managing resources within established departmental budgets;

•	effectiveness in areas of leadership, planning and teamwork; and

•	evaluations by peers and others.

The CEO, after an in-depth performance appraisal of each executive officer and a review of their achievement of the personal goals which had been set for them, recommended to the HR Committee an Individual Factor specific to each Named Executive Officer other than himself. The Individual Factors for each of the Named Executive Officers were set at certain percentages of the target level in order to reflect excellent leadership in the face of specific challenges during the year, including business process outsourcing, a rate case, labor issues, safety and reliability objectives and culture transformation. The HR Committee discussed and approved the Individual Factors recommended by the CEO for the Named Executive Officers other than himself and, in executive session, developed an Individual Factor for the CEO of 150%.

The 2008 Individual Factor for Mr. DeGraffenreidt recognized several of our significant achievements during the year under his executive leadership. His performance was measured by the results of the corporate scorecard which are described on the previous page and by the Committee’s determination of his personal effectiveness.

The Company’s progress in the abovementioned areas continue to strengthen our ability to grow and to provide a competitive return for investors while maintaining a safe, reliable natural gas distribution system that provides sustainable value for our customers.

For tax purposes, the HR Committee set a limitation on 2008 short-term incentive payouts for Messrs. DeGraffenreidt and McCallister of 1.04% and 0.59% of 2008 net income, respectively. The HR Committee then used negative discretion as provided under Section 162(m) of the Internal Revenue Code to arrive at actual, lower 2008 payouts based on our performance for the year.

The amounts of short-term incentive awards relating to the 2008 fiscal year were paid in December, 2008 and are set forth under column (g) entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table. The amounts of such short-term incentive awards range from 152% to 155% of target.

Long-Term Incentive Compensation

Purpose of Long-Term Incentive Awards

The 2008 long-term incentive program was designed to achieve the following goals:

•	Align executives’ interests with shareholder interests. For example, performance share and performance unit payouts are dependent on our common stock’s performance compared to companies in our peer group. Performance share awards also rise and fall in value with the price of our stock during the performance period.

•	Match market practice: the majority of regulated utility companies use plans similar to our performance share and performance unit programs and use similar performance measures.

•	Promote common stock ownership: payout of earned performance share awards is made 100% in common stock.

•	Encourage retention: vesting provisions in the performance share and performance unit programs provide incentive for executives to stay with us and manage the company in the long-term interests of the Company, its shareholders and customers.

Stock Options

The “Outstanding Equity Awards at Fiscal 2008 Year End” table shows the prices at which those stock options were granted. When our stock price is above the exercise price of an option, the option has value to the executive. When our stock price is below the exercise price of an option, the option is worth $0 to the executive at that point.

The “Option Exercises and Stock Vested in Fiscal Year 2008” table shows the extent to which the Named Executive Officers exercised vested options in 2008 at prices above the exercise price,and recognized value. Executives only recognize value from stock options when our price has risen from the date the options were granted.

Change in Program for Fiscal Year 2008

For fiscal year 2007, we provided long-term incentive compensation in the form of performance share and stock option awards in a 60%-40% ratio. Those stock options were issued at 100% of the fair market value on the grant date with three-year cliff vesting and a ten-year term.

For fiscal year 2008, we changed the program to eliminate the granting of stock options and to grant performance shares and performance units in a 50%-50% ratio. In both cases, the combinations were chosen as the best to motivate executive officers to generate, and reward them for, shareholder value creation. The performance units are earned on the same basis as the performance shares. The program change was done in order to achieve the same goals listed above, while lowering the dilutive effect of the program and bringing it more in line with competitive practice.

How 2008 Award Sizes Were Determined

The target values of the long-term incentive awards for Named Executive Officers are determined by the HR Committee based on the size-adjusted 50th percentile of the market data provided by Hewitt and on internal pay equity. To arrive at the actual award sizes for performance shares and performance units, we divide the executive officer’s target value applicable to performance units (50% of the total) by the value of one performance unit on the date of grant, and the target value applicable to performance shares (50% of the total) by the value of one performance share on the date of grant, both as calculated by Hewitt.

Performance Share and Performance Unit Awards

Performance share awards are denominated in shares of WGL Holdings common stock and are paid out in shares of WGL Holdings stock. Performance unit awards are denominated in dollars and are paid out in cash. In all other respects, the two awards are the same.

Performance shares and performance units will be paid out at the end of the performance period if certain long-term performance criteria are achieved and the Named Executive Officer remains an employee. If the Named Executive Officer leaves the Company before the performance period has ended, he or she will forfeit any payouts for all open performance periods. Upon retirement, death or disability, however, the HR Committee has discretion to prorate awards based on the number of months worked in the performance period.

The measure of performance for performance shares and performance units is Total Shareholder Return relative to a specified peer group. Total Shareholder Return is calculated as follows:

Total Shareholder Return	=	Change in stock price + dividends paid Beginning stock price

Performance/Payout Relationship

The table below shows the performance and payout scale for performance share and performance unit awards.

Payout of
Performance in Total Shareholder	Performance Shares or Units
Return vs. Peers	(% of Target Awarded)

90th percentile+	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Less than 30th percentile	0% (No payout)

Generally, the percentile rank will not fall directly on one of the ranks listed in the left column. When this occurs, performance must be interpolated between the percentiles listed in the columns.

Peer Group Selection

As noted in the performance/payout relationship table above, grants made in 2008 (i.e., on October 1, 2007) measure our 2008-2010 Total Shareholder Return against peer companies. The 2008-2010 performance period runs from October 1, 2007 through September 30, 2010. The 2008-2010 peer companies were approved at the HR Committee’s November 7, 2007 meeting based on the following criteria:

•	classification as an energy related company under the Standard Industrialization Classification codes;

•	public equity ownership and headquarters in the United States;

•	no announced merger plans;

•	annual net revenues greater than $175 million;

•	at least 75% of assets related to U.S. natural gas distribution;

•	no significant exploration and production or electric generation assets;

•	no significant energy trading operations; and

•	an investment grade credit rating by Standard & Poor’s and Moody’s.

The companies chosen using that criteria were as follows:

2008 — 2010 Performance Share and Performance Unit Peer Group

AGL Resources	Nicor Inc.	Piedmont Natural Gas
Atmos Energy	Northeast Utilities	South Jersey Industries
CH Energy Group	Northwest Natural Gas	Southwest Gas
Consolidated Edison, Inc.	NSTAR	UIL Holdings Corp.
Laclede Group Inc.	Pepco Holdings, Inc.	Vectren Corporation
New Jersey Resources

Payout of 2006-2008 Performance Share Awards

In September 2005, the HR Committee awarded performance shares for the 2006-2008 performance period (the “2006-2008 performance period”). The 2006-2008 performance period ran from October 1, 2005 through September 30, 2008. The awards for the 2006-2008 performance period were made on the same terms as described above.

The 2006-2008 peer group was developed using the same criteria listed above under “Peer Group Selection,” except that the credit rating factor was not used as a criterion and companies were excluded based on having unregulated generation assets rather than electric generation assets. The peer group used for the 2006-2008 period is shown below.

2006 — 2008 Performance Share Peer Group

AGL Resources	Energy East	Piedmont Natural Gas
Alliant Energy	Laclede Group Inc.	Pinnacle West Capital Corporation
Ameren	MGE Energy Inc.	Puget Energy
Atmos Energy	New Jersey Resources	SCANA Corporation
Centerpoint Energy, Inc.	Nicor Inc.	Sierra Pacific Resources
CH Energy Group	Northwest Natural Gas	South Jersey Industries
Consolidated Edison, Inc.	Northwestern Corp.	Southwest Gas Corp.
DTE Energy Company	NSTAR	UIL Holdings Corp.
DQE Inc.	Peoples Energy Corp.	Vectren Corporation
El Paso Electric	Pepco Holdings, Inc.	Westar Energy

The 2006-2008 performance shares vested and were paid out on October 1, 2008 at 105% of target. This was the result of our Total Shareholder Return performance at the 52nd percentile of the peer group during 2006-2008.

Other Prior Year Awards

Performance share awards also were made for the 2007-2009 performance period which runs from October 1, 2006 through September 30, 2009. The terms of those awards are the same as described above.

Analysis

Key Analytic Tools

The HR Committee uses specific analytic tools as well as its seasoned business judgment in forming recommendations and decisions on executive compensation matters. For fiscal year 2008, key tools used by the HR Committee included studies prepared for the HR Committee by Hewitt. These tools included an executive compensation market study, compensation tally sheets prepared for each executive, data on executive compensation trends and information on peer group practices. These materials were all delivered to the HR Committee members in advance of HR Committee meetings and were the subject of in-depth discussion between HR Committee members and Hewitt.

In addition, the HR Committee received and considered extensive reports from management on corporate and individual executive performance. Corporate performance was specifically discussed with the HR Committee at the time our financial results for fiscal year 2008 were being released to the public. The HR Committee considered our corporate performance as measured by our reported financial results for fiscal year 2008, the corporate scorecard for fiscal year 2008 and in comparison to our five-year financial goals. Details regarding the targets and results for our corporate scorecard are reported elsewhere in this CD&A.

Individual performance is measured each year by the HR Committee and our management in part by the use of a multi-rater survey of our executives. This multi-rater survey is prepared and administered by a separate consultant to the company and the HR Committee. The HR Committee members also have direct knowledge of the performance of several of the executives through regular and special reports by these executives to the board of directors and board committees. In addition, our Chairman and Chief Executive Officer discusses the performance of our other executives in detail with the HR Committee.

Several specific corporate performance factors and leadership performance factors were considered by the HR Committee in establishing the compensation of our Named Executive Officers for fiscal year 2008. Those corporate and leadership performance factors are specifically described elsewhere in this proxy statement.

Retirement Benefits

We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. Retirement benefits provide post-employment security to our employees. They are an essential part of a total compensation package that is competitive with those offered by other companies, particularly other gas and electric utilities. There are two primary retirement benefit programs applicable to the Named Executive Officers:

•	employee benefits that are available to all of our employees, including the Washington Gas Light Company Savings Plan for Management Employees, and the tax-qualified Washington Gas Light Company Employees’ Pension Plan; and

•	the Supplemental Executive Retirement Plan (“SERP”).

The Washington Gas Light Company Employees’ Pension Plan (“Pension Plan”) is a qualified, trusteed, non-contributory pension plan covering all active employees (including executive officers) and vested former employees of Washington Gas. The Washington Gas Light Company Savings Plan for Management Employees (“401(k) Plan”) is also a tax-qualified retirement plan in which the Named Executive Officers participate on the same terms as our other participating employees.

The SERP allows accrual of a higher benefit than the qualified plan, but vests it more slowly. This plan allows us to: i) attract mid-career executive hires by replacing foregone pension benefits at former employers, and ii) be competitive with pensions provided to executives at peer companies which aids in the retention of our executive officers.

Severance/Change in Control Protections

Our policy regarding severance protection for Named Executive Officers stems from its importance in recruiting and retaining executives in a competitive environment where executives are commonly being recruited from well-compensated positions in other companies or considering attractive opportunities with other companies.

We offer certain benefits to executive officers in the event of a change in control of WGL Holdings or Washington Gas. The occurrence, or potential occurrence, of a change in control transaction would create uncertainty regarding the continued employment of each Named Executive Officer. This uncertainty would result from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. Providing limited protections to the Named Executive Officers upon a change in control is in our shareholders’ best interests because doing so serves to promote a stable executive team during the transition process and is helpful in hiring executives into the company.

To encourage the Named Executive Officers to remain employed with us during a time when their prospects for continued employment following the transaction would be uncertain, and to permit them to remain focused on shareholders’ and customers’ interests during the change in control, the Named Executive Officers would be provided with severance benefits which include the value of two or three years’ worth of target-level compensation if their employment were actually or constructively terminated without cause in connection with a change in control.

Named Executive Officers should not be entitled to receive cash severance benefits merely because a change in control transaction occurs. Therefore, the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives (the “CIC Plan”) provides for the payment of severance benefits upon a “dual trigger” event. A “dual trigger” event used in this context means that cash payments and vesting/payouts of one-half the outstanding long-term incentive awards happen only upon the occurrence of both a change in control and either: (i) an involuntary termination of employment or (ii) a voluntary termination with good reason.

Given that none of the Named Executive Officers has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or actual or target annual bonus, we have concluded that a constructive termination severance trigger is appropriate to prevent potential acquirers from having an incentive to cause constructive termination of a Named Executive Officer’s employment to avoid paying any severance benefits at all. Without a constructive termination severance trigger, following a change in control, an acquirer could materially demote a Named Executive Officer, materially reduce his or her salary and reduce or eliminate his or her annual bonus opportunity in order to force the Named Executive Officer to terminate his or her own employment and thereby avoid paying severance. Thus, the CIC Plan provides certain benefits for Named Executive Officers in the event of a “qualified termination.”

Levels of change-in-control payments were developed in prior years and were either reaffirmed or adjusted after a thorough reevaluation of such protection by the HR Committee in 2006. That re-evaluation included input from Hewitt and considered both market practice and best practice.

See “Potential Payments Upon Termination Or Change In Control — Change in Control Severance Plan for Certain Executives” later in this proxy statement for a discussion of the other aspects of the CIC Plan.

Perquisites

We provide limited perquisites to the Named Executive Officers. In general, we will provide Named Executive Officers with a specific perquisite only when the perquisite provides competitive value and promotes retention of executives, or when the perquisite provides shareholder value.

We have a program of income tax, estate and financial planning services for our executive officers. We pay the actual cost of these services provided to the executive officer up to a pre-determined ceiling depending on the level of the executive officer. We also pay the cost of certain other perquisites for executive officers, including parking at our headquarters building, a vehicle allowance and an annual physical examination. We have memberships at three clubs held in the names of the Chairman and Chief Executive Officer and the President and Chief Operating Officer that are for use in business purposes. We also have rights to the use of a suite at a sports arena that is available for use for business purposes by employees. Other benefits available to the Named Executive Officers are noted in footnotes to the Summary Compensation Table.

The values of perquisites provided to each Named Executive Officer in 2008 are reported in Column (i) of the Summary Compensation Table in this proxy statement.

Timing of Compensation

Under our current policy, long-term incentive awards are granted effective each October 1, the first day of the fiscal year. Short-term awards are generally made in November. The HR Committee has the discretion to make awards at any time.

Following is a discussion of the timing of compensation decisions for fiscal year 2008:

•	Base salary changes for 2008 were determined at the September 21, 2007 HR Committee and September 26, 2007 board meetings;

•	Short and long-term incentive goals for 2008 were set at the September 21, 2007 HR Committee meeting;

•	Performance share and performance unit grants to the Named Executive Officers were approved at the September 21, 2007 HR Committee meeting for grant effective on October 1, 2007, and;

•	Short-term incentive payments for 2008 were approved at the HR Committee and Board meetings held on November 13, 2008.

Impact of Prior Compensation

Amounts realizable from prior compensation did not serve to increase or decrease 2008 compensation amounts. The HR Committee’s primary focus was on achieving market-level compensation opportunities.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

As described above in this CD&A, market data, retention needs, performance and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate and individual performances are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

The Chairman and Chief Executive Officer (Mr. DeGraffenreidt) recommended to the HR Committee compensation for the other Named Executive Officers. Mr. DeGraffenreidt was not involved in determining his own compensation. None of the other Named Executive Officers have any role in determining their executive compensation.

Company Policy Regarding the Economic Risk of Common Stock Ownership

Our Code of Conduct prohibits executive officers, directors and other individuals with material non-public information from engaging in purchase, sale or option exercises with respect to our common stock outside of certain window periods, except in accordance with established SEC Rule 10b5-1 plans.

Stock Ownership Guidelines

The Board has a policy of encouraging our executive officers to accumulate an amount of shares equal in value to at least one times such executive officer’s base salary.

Other Compensation Matters

We do not have any written or unwritten employment agreements with any of the Named Executive Officers. Each Named Executive Officer is an employee at will.

All elements of executive compensation are regularly benchmarked against executive compensation in peer companies. Base salary, annual bonus, and long-term incentive compensation are benchmarked annually while other employee benefits and perquisites are benchmarked every two years.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables and related footnotes and discussion present information about compensation for the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of WGL Holdings and its subsidiaries (the “Named Executive Officers”). The “Summary Compensation Table” below quantifies the value of the different forms of compensation earned by or paid to Named Executive Officers in fiscal years 2007 and 2008. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, a bonus contingent on performance, a long-term equity incentive opportunity consisting of non-qualified stock options, performance shares, and accumulated retirement pension benefits. Named Executive Officers also earned the other compensation listed in Column (i) of the Summary Compensation Table.

The Summary Compensation Table should be read in connection with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in Fiscal 2008” table, and the description of the material terms of the non-qualified options and performance shares granted in fiscal year 2008 that follows it, provide information regarding the long-term equity incentives awarded to Named Executive Officers that are reported in the Summary Compensation Table. The “Outstanding Equity Awards at Fiscal 2008 Year End” and “Option Exercises and Stock Vested in Fiscal Year 2008” tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Pension Benefits” table and related description of the material terms of the retirement plans describe each Named Executive Officer’s retirement benefits to provide context to the amounts listed in the Summary Compensation Table. The discussion in the section “Potential Payments Upon Termination or Change in Control” explains the potential future payments that may become payable to the Named Executive Officers under certain circumstances.

SUMMARY COMPENSATION TABLE

The following table presents information about compensation for the Named Executive Officers. It includes all compensation awarded to, earned by or paid to the Named Executive Officers during fiscal years 2007 and 2008. Each of the below-named individuals was also an executive officer of Washington Gas Light Company (Washington Gas), our utility subsidiary. The compensation shown in the following table was paid to the individual by Washington Gas.

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
						Incentive	Deferred	All Other
Name and				Stock	Option	Compensation	Compensation	Compensation
Principal Position (1)	Year	Salary	Bonus	Awards (2)	Awards (2)	($) (3)	Earnings($) (4)	($) (5)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

James H. DeGraffenreidt, Jr.	2008	$730,000	0	$997,358	$341,969	$789,495	$—	$39,166	$2,897,988
Chairman of the Board and	2007	$730,000	0	$852,615	$614,075	$638,750	$311,595	$37,723	$3,184,758
Chief Executive Officer
Vincent L. Ammann, Jr.	2008	$320,000	0	$222,786	$60,410	$243,200	$35,734	$26,176	$908,306
Vice President and	2007	$270,000	0	$128,728	$71,767	$168,750	$64,925	$26,506	$730,676
Chief Financial Officer
Terry D. McCallister	2008	$460,000	0	$481,216	$165,349	$422,970	$—	$46,746	$1,576,281
President and	2007	$455,000	0	$404,056	$211,423	$341,250	$176,471	$46,591	$1,634,791
Chief Operating Officer
Beverly J. Burke	2008	$310,000	0	$247,543	$0	$212,040	$42,728	$25,026	$837,337
Vice President and	2007	$305,000	0	$210,043	$162,142	$171,550	$174,841	$24,609	$1,048,185
General Counsel
Adrian P. Chapman	2008	$310,000	0	$241,830	$73,407	$212,040	$—	$30,474	$867,751
Vice President of Washington Gas	2007	$275,000	0	$172,088	$91,578	$154,650	$80,884	$31,294	$805,494

(1)	The principal positions shown are as of September 30, 2008.

(2)	Stock awards consist of performance shares, performance units and stock options. We did not grant stock options during fiscal year 2008 due to our decision to grant a mix of performance shares and performance units. The amounts in column (e) include the sum of the values for performance shares and performance units. The following Named Executive Officers were granted the corresponding target value of performance units in fiscal year 2008: Mr. DeGraffenreidt — $199,168; Mr. Ammann — $58,204; Mr. McCallister — $97,613; Ms. Burke — $50,120; and Mr. Chapman — $56,385. Performance share, performance unit and option values reflect the aggregate dollar amounts expensed during fiscal years 2007 and 2008 as determined under FAS 123R for financial statement reporting purposes for all outstanding grants disregarding any estimate of forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of performance shares, performance units and options contained in Note 12 (Stock-Based Compensation) to the WGL Holdings Consolidated Financial Statements, included as part of the Company’s 2008 Annual Report on Form 10-K filed with the SEC and incorporated herein by reference. There were no forfeitures of performance shares, performance units or option awards by any Named Executive Officer in fiscal year 2007 or 2008. We caution that the actual amount ultimately realized by a Named Executive Officer from the disclosed equity awards listed under columns (e) and (f) will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

The terms of stock option awards provide for accelerated vesting upon retirement, death or disability. In accordance with applicable accounting rules, we record stock option expense over the lesser of the three-year vesting period, or the period until an employee is retirement eligible. Since Ms. Burke was retirement eligible on September 30, 2008, the FAS 123R value of her stock options is zero, as reported in the above table. Performance shares and performance units do not provide for accelerated vesting.

(3)	The amounts shown in this column constitute the short-term incentive payouts made to the Named Executive Officers as described in the CD&A. The short-term incentive payout amounts were paid on December 5, 2008.

(4)	None of the Named Executive Officers, except Ms. Burke, have any non-qualified deferred compensation, therefore, this column only reflects pension accruals for the officers, except Ms. Burke. There are no above market or preferential earnings on compensation deferred on a basis that are not tax-qualified, including such earnings on non-qualified contribution plans. The 2008 fiscal pension accrual amounts represent the difference between the September 30, 2007 and September 30, 2008 present value of the age 65 accrued pension (or the current benefit if older) under the Pension Plan and Supplemental Executive Retirement Plan, based on the pension plan assumptions for each year as shown in the text following the “Pension Benefits” table set forth later in this proxy statement.

During fiscal year 2008, the change in pension values for Messrs. DeGraffenreidt, McCallister and Chapman were each negative. The change in pension values for Messrs. DeGraffenreidt, McCallister and Chapman were: ($612,009), ($44,436) and ($121,866), respectively. Pursuant to SEC rules, companies are not allowed to use these negative figures in tabulating the total reported in column (j) of the Summary Compensation Table.

(5)	The amounts in column (i) represent the values of perquisites and matching contributions under the Washington Gas Light Company’s Savings Plan for Management Employees (the “401(k) Savings Plan”). The value of perquisites is set forth in the following table. The following Named Executive Officers received the corresponding amounts as matching contributions under the 401(k) Savings Plan during fiscal year 2007: Mr. DeGraffenreidt — $8,985; Mr. Ammann — $10,338; Mr. McCallister — $9,000; Ms. Burke — $8,915; and Mr. Chapman — $9,652. The following Named Executive Officers received the corresponding amounts as matching contributions under the 401(k) Savings Plan during fiscal year 2008: Mr. DeGraffenreidt — $8,985; Mr. Ammann — $9,892; Mr. McCallister — $9,131; Ms. Burke — $9,061; and Mr. Chapman — $9,511.

Perquisites

We have a program of income tax, estate and financial planning services for our executive officers. We pay the actual cost of these services provided to the executive up to a pre-determined ceiling depending on the level of the executive officer. The highest amount provided to any executive under the income tax, estate and financial planning program is $10,000 per year. We also pay the cost of certain other perquisites for executive officers, including: parking at our headquarters building, a gasoline allowance and an annual physical examination. We have memberships at three clubs held in the names of the Chairman and Chief Executive Officer and/or the President and/or Chief Operating Officer that are for use for business purposes. We also have rights to the use of a suite at a sports and entertainment facility that is available for use in business purposes by employees and directors. These suites generally are maintained for business entertainment, but may be used for personal use. The entire amount has been included in the table below, although we believe that only a portion of this cost represents a perquisite.

The following table sets forth the incremental value of perquisites for the Named Executive Officers in 2007 and 2008 included in the “All Other Compensation” column (i) of the Summary Compensation Table above.

Fiscal Year 2007 and 2008 Incremental Cost of Perquisites
Provided to Named Executive Officers

		Tax and	Vehicle				Tax	Club
Name and		Financial	Allowance	Parking	Physical	Insurance	Gross-up	Dues	Total
Principal Position	Year	Counseling ($)	($)	($)	($)	($)	($)	($)	($)

James H. DeGraffenreidt, Jr.	2008	$0	$8,400	$6,000	$0	$4,722	$1,557	$ 9,502	$30,181
Chairman of the Board and	2007	$0	$8,400	$6,000	$0	$4,920	$991	$ 8,427	$28,738
Chief Executive Officer
Vincent L. Ammann, Jr.	2008	$0	$8,400	$3,000	$1,714	$2,886	$284	$ 0	$16,284
Vice President and	2007	$0	$8,400	$3,000	$1,714	$2,903	$151	$ 0	$16,168
Chief Financial Officer
Terry D. McCallister	2008	$0	$8,400	$6,000	$1,792	$3,532	$715	$17,176	$37,615
President and	2007	$1,473	$8,400	$6,000	$2,642	$3,730	$579	$14,767	$37,591
Chief Operating Officer
Beverly J. Burke	2008	$0	$8,400	$3,000	$0	$3,716	$849	$ 0	$15,965
Vice President and	2007	$0	$8,400	$3,000	$0	$3,683	$611	$ 0	$15,694
General Counsel
Adrian P. Chapman	2008	$4,500	$8,400	$3,000	$1,526	$3,118	$419	$ 0	$20,963
Vice President of Washington Gas	2007	$5,300	$8,400	$3,000	$1,656	$3,064	$222	$ 0	$21,642

The amounts set forth in the “tax gross-up” column in the above table represent the amount of taxes paid by the Company on behalf of officers relating to life insurance coverage with benefits in excess of $50,000. We provide the executive officers (and all employees) life insurance equal to one times the employees’ salary. Under the Internal Revenue Code, the cost of the first $50,000 of life insurance paid by us is not taxable income to the employee. However, the premiums we paid for insurance in excess of $50,000 is taxable income (imputed income) to the employee. The Company “grosses up” the income of the Named Executive Officers for the taxes on this imputed income (i.e., we pay the taxes for the Named Executive Officers on this imputed income). The imputed income amount and the amount of the tax gross up are both taxable income to the Named Executive Officer.

The amounts under the column entitled, “insurance” in the above table represent the premiums paid by the Company for the respective Named Executive Officer’s long term care and imputed income for life insurance.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

The following Grants of Plan-Based Awards table sets forth information concerning the range of short-term incentive opportunities and opportunities under grants of performance shares and units to our Named Executive Officers during the fiscal year ended September 30, 2008. The grants in the following table were made under the Omnibus Incentive Compensation Plan.

					Estimated Future Payouts
		Estimated Future Payouts			Under Equity
		Under Non-Equity			Incentive Plan Awards(1)
		Incentive Plan Awards
					Threshold	Target	Maximum
					Number	Number	Number	Grant Date
					of Shares	of Shares	of Shares	Fair Value
	Grant	Threshold	Target	Maximum	of Stock	of Stock	of Stock	of Stock(2)
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(l)

James H. DeGraffenreidt, Jr.
Short-term Incentive	N/A	$159,688	$511,000	$881,475	—	—	—	—
Performance Share Program	10/1/2007	—	—	—	10,521	21,042	42,083	$34.01
Performance Unit Program	10/1/2007	$356,548	$713,097	$1,426,194	—	—	—	$1.02
Vincent L. Ammann, Jr.
Short-term Incentive	N/A	$50,000	$160,000	$276,000	—	—	—	—
Performance Share Program	10/1/2007	—	—	—	3,075	6,149	12,298	$34.01
Performance Unit Program	10/1/2007	$104,197	$208,394	416,787	—	—	—	$1.02
Terry D. McCallister
Short-term Incentive	N/A	$86,250	$276,000	$476,100	—	—	—	—
Performance Share Program	10/1/2007	—	—	—	5,156	10,313	20,626	$34.01
Performance Unit Program	10/1/2007	$174,747	$349,493	$698,987	—	—	—	$1.02
Beverly J. Burke
Short-term Incentive	N/A	$43,594	$139,500	$240,638	—	—	—	—
Performance Share Program	10/1/2007	—	—	—	2,648	5,295	10,590	$34.01
Performance Unit Program	10/1/2007	$89,725	$179,450	$358,900	—	—	—	$1.02
Adrian P. Chapman
Short-term Incentive	N/A	$43,594	$139,500	$240,638	—	—	—	—
Performance Share Program	10/1/2007	—	—	—	2,978	5,957	11,914	$34.01
Performance Unit Program	10/1/2007	$100,941	$201,881	$403,763	—	—	—	$1.02

Note that columns: (i) “All Other Stock Awards,” (j) “All Other Option Awards: Number of Securities,” and (k) “Exercise Price of Option Awards,” have been omitted in accordance with SEC rules because no such compensation was awarded to, earned by, or paid to the Named Executive Officers during fiscal year 2008.

No consideration was paid by any of the Named Executive Officers for the awards listed in the “Grants of Plan-Based Awards” table.

(1)	Amounts in these columns represent the threshold, target and maximum payouts under our Performance Share Program for the 36-month performance period from October 1, 2007 through September 30, 2010.

(2)	Numbers in this column represent the grant date fair value, as determined in accordance with Financial Accounting Standard 123R, of performance units and performance share awards granted during fiscal year 2008. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of stock options and performance shares contained in Note 12 (Stock Based Compensation) to the Company’s Consolidated Financial Statements, included as part of WGL Holdings’ 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission and incorporated herein by reference.

No Employment Agreements with Named Executive Officers

None of the Named Executive Officers have employment agreements with the Company.

Performance Shares and Performance Units

Performance share awards are denominated and paid out in shares of WGL Holdings common stock. Performance unit awards are denominated in dollars and are paid out in cash. In all other respects, the two awards are the same.

The vesting of performance share and performance unit awards is conditioned upon the performance of the Company and the officer’s continued employment. As long as each Named Executive Officer continues to remain an employee, performance shares and units become earned and vested based on WGL Holdings’ comparative total shareholder return over a designated three-year performance period. Performance share award grantees do not have the rights of shareholders until the performance shares fully vest. Therefore, performance share grantees do not receive dividends or other earnings on the performance share until it fully vests. Since the performance units pay out in cash once vested, performance unit grantees do not receive dividends or other rights of shareholders.

For further information regarding the performance share and performance unit payout peer groups and the total shareholder return necessary for the vesting of performance shares, please see the discussion under the heading, “Long-Term Incentive Compensation-Performance Share and Performance Unit Awards” in the Compensation Discussion & Analysis section of this proxy statement.

Awards are converted to cash for shares to the extent necessary to satisfy minimum tax withholding or any governmental levies. Performance shares and performance units are generally forfeited for no value if a Named Executive Officer’s employment terminates prior to the end of the performance period. However, a Named Executive Officer, subject to the sole discretion of the HR Committee of the WGL Holdings Board of Directors, may vest in all or a portion of his or her outstanding performance shares or performance units if his or her employment terminates as a result of retirement, death, or disability. In the event of a change in control, the target number of performance shares granted prior to December 15, 2006 will automatically vest as of the effective date of the change of control, and will be settled in stock as soon as practicable following the effective date of the change in control. Under certain circumstances, following a change in control, between 50% to 100% of an officer’s outstanding performance share or performance unit awards granted on or after December 15, 2006 would become fully vested at target levels.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

The following table summarizes the equity awards we have made to our Named Executive Officers which were outstanding as of September 30, 2008. Outstanding equity awards at fiscal year-end consist of non-qualified stock options, performance shares and performance units.

	Option Awards				Stock Awards		Stock Awards
						Equity		Equity
						Incentive		Incentive
					Equity	Plan	Equity	Plan
					Incentive	Awards:	Incentive	Awards:
					Plan	Market or	Plan	Market or
					Awards:	Payout	Awards:	Payout
					Number of	Value of	Number of	Value of
	Number of	Number of			Unearned	Unearned	Unearned	Unearned
	Securities	Securities			Shares or	Shares or	Shares or	Shares or
	Underlying	Underlying			Other	Other	Other	Other
	Unexercised	Unexercised	Option	Option	Rights That	Rights That	Rights That	Rights That
	Options	Options	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable(1)(#)	Unexercisable(2)(#)	Price($)	Date(1)(2)	Vested(3)(#)	Vested(3)($)	Vested(4)(#)	Vested(4)($)
(a)	(b)	(c)	(e)	(f)	(i)	(j)	(k)	(l)
James H. DeGraffenreidt, Jr.
Awarded 10-1-05	—	87,635	$32.13	10/1/2015	13,259	$430,255	—	—
Awarded 10-1-06	—	116,465	$31.34	10/1/2016	13,712	$444,954	—	—
Awarded 10-1-07	—	—	—	—	21,042	$682,813	713,097	$713,097
Vincent L. Ammann, Jr.
Awarded 10-1-04	11,121	—	$28.26	10/1/2014	—	—	—	—
Awarded 10-1-05	—	10,760	$32.13	10/1/2015	1,628	$52,829	—	—
Awarded 10-1-06	—	25,526	$31.34	10/1/2016	3,006	$97,545	—	—
Awarded 10-1-07	—	—	—	—	6,149	$199,535	208,394	$208,394
Terry D. McCallister
Awarded 10-1-03	42,474	—	$27.58	10/1/2013	—	—	—	—
Awarded 10-1-04	45,117	—	$28.26	10/1/2014	—	—	—	—
Awarded 10-1-05	—	41,083	$32.13	10/1/2015	6,215	$201,677	—	—
Awarded 10-1-06	—	56,460	$31.34	10/1/2016	6,647	$215,695	—	—
Awarded 10-1-07	—	—	—	—	10,313	$334,657	349,493	$349,493
Beverly J. Burke
Awarded 10-1-05	—	21,342	$32.13	10/1/2015	3,229	$104,781	—	—
Awarded 10-1-06	—	28,835	$31.34	10/1/2016	3,395	$110,168	—	—
Awarded 10-1-07	—	—	—	—	5,295	$171,823	179,450	$179,450
Adrian P. Chapman
Awarded 10-1-03	16,305	—	$27.58	10/1/2013	—	—	—	—
Awarded 10-1-04	17,794	—	$28.26	10/1/2014	—	—	—	—
Awarded 10-1-05	—	17,429	$32.13	10/1/2015	2,637	$85,571	—	—
Awarded 10-1-06	—	25,999	$31.34	10/1/2016	3,061	$99,329	—	—
Awarded 10-1-07	—	—	—	—	5,957	$193,305	201,881	$201,881

(1)	Subject to each Named Executive Officer’s continued employment, each stock option grant becomes vested on the third anniversary of the date of grant. All exercisable options are currently vested. Please see the text under the heading “Options” below for a description of the vesting conditions of stock options.

(2)	The unexercisable options are unvested. Subject to each Named Executive Officer’s continued employment, each unvested stock option grant becomes vested on the third anniversary of the date of grant. Please see the text under the heading “Options” below for a description of the vesting conditions of stock options.

(3)	Columns (i) and (j) relate to performance shares. Performance shares become earned and vested at the end of a three-year performance period, subject to: i) such officer’s continued employment and ii) the comparative total shareholder return of WGL Holdings as compared to the total shareholder return of a peer group of companies during the three year performance period. The number of performance shares shown in the “Awarded 10-1-07” row for each Named Executive Officer in column (i) of the “Outstanding Equity Awards at Fiscal 2008 Year-End” table is the target number of shares that may become earned if WGL Holdings total shareholder return is at the 50th percentile of its peer group of companies. The value shown in column (j) of the table is the number of shares shown in column (i) times the closing price of WGL Holdings common stock on September 30, 2008 ($32.45), the last trading day of fiscal year 2008.

(4)	Columns (k) and (l) relate to performance units. We granted performance units for the first time on October 1, 2007. Therefore, only the row “Awarded 10-1-07” contains corresponding values for the number and payout value, respectively, for performance units that have not yet vested. Performance units become earned and vested at the end of a three-year performance period, subject to: i) such officer’s continued employment and ii) the comparative total shareholder return of WGL Holdings as compared to the total shareholder return of a peer group of companies during the three year performance period. The number of performance units shown for each Named Executive Officer in column (k) of the “Outstanding Equity Awards at Fiscal 2008 Year-End” table in the “Awarded 10-1-07” row is the target number of units that may be earned if WGL Holdings total shareholder return is at the 50th percentile of its peer group of companies. The value shown in column (l) of the table is the number of units shown in column (k) multiplied by $1.00 which is the value of each performance share unit.

Options

Each option award is a non-qualified option that may be exercised to purchase one share of WGL Holdings common stock at an exercise price equal to the fair market value of the underlying common stock on the grant date. The fair market value is the closing price of one share of WGL Holdings common stock, as reported on the New York Stock Exchange composite tape on the grant date, or if the common stock was not traded on such day, then on the next preceding day that the common stock was traded. The exercise price of options may be paid in cash, by delivery of already-owned shares of common stock of WGL Holdings or by any other method approved by the HR Committee, which administers the 1999 Plan. Awards are converted to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies. Holders of option awards do not have the rights of shareholders until the option is exercised. Therefore, option holders do not receive dividends or other earnings on the underlying stock until the option is exercised.

Each Named Executive Officer’s stock option award has a three-year vesting period. Subject to each Named Executive Officer’s continued employment, 100% of his or her stock option award will vest and become exercisable on the third anniversary of the grant date. Options expire on the tenth anniversary of the date of grant. Each Named Executive Officer’s stock option award may also become vested depending on the circumstances of his or her termination of employment, if such termination occurs prior to the vesting of options. If a Named Executive Officer terminates employment because of death, permanent and total disability, or retirement, his or her stock option award will immediately vest and become exercisable. If a Named Executive Officer’s employment terminates for any other reason, the unvested portion of his or her stock option award will immediately terminate. All options immediately become exercisable upon a change in control. If a Named Executive Officer is terminated for cause, then all unexercised options, whether or not vested, will expire as of the employment termination date. Stock option awards are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

The following Option Exercises and Stock Vested table provides additional information about the value realized by the Named Executive Officers on option award exercises and stock award vesting during the year ended September 30, 2008.

	Option Awards		Stock Awards
	Number of		Number of	Shares
	Shares Acquired	Value Realized	Shares Acquired	Withheld	Value Realized
Name	on Exercise (#)	on Exercise(1)($)	on Vesting (#)	to Cover	on Vesting ($)(2)
(a)	(b)	(c)	(d)	Taxes (#)	(e)

James H. DeGraffenreidt, Jr.	316,387	$2,755,124	29,673	10,164	$1,005,618
Vincent L. Ammann, Jr.	0	$0	3,429	1,105	$116,209
Terry D. McCallister	29,129	$323,041	13,913	4,480	$471,512
Beverly J. Burke	46,003	$332,638	7,358	2,587	$249,363
Adrian P. Chapman	17,477	$155,809	5,487	1,767	$185,954

(1)	The amounts shown in the column, “value realized on exercise” equal the differences between (i) the market price of WGL Holdings common stock on the exercise date and (ii) the exercise price of those options, multiplied by the corresponding amount set forth in column (b).

(2)	The amounts shown in the column, “value realized on vesting” equal the product of: (i) the closing market price of WGL Holdings common stock on the last day of the performance share vesting period multiplied by (ii) the number of shares acquired upon vesting as set forth in column (d).

PENSION BENEFITS

The following table and related discussion describes the present value of accumulated benefits payable to each of our Named Executive Officers under our Washington Gas Light Company Employees’ Pension Plan (a qualified plan) and the Washington Gas Light Company Supplemental Executive Retirement Plan (a non-qualified plan).

		Number of	Present Value
		Years	of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)
(a)	(b)	(c)	(d)

James H. DeGraffenreidt, Jr.	Washington Gas Light Company Pension Plan	22.5	$346,602
	Washington Gas Light Company
	Supplemental Executive Retirement Plan	30.0	$3,406,666
Vincent L. Ammann, Jr.	Washington Gas Light Company Pension Plan	5.0	$45,079
	Washington Gas Light Company
	Supplemental Executive Retirement Plan	8.0	$137,973
Terry D. McCallister	Washington Gas Light Company Pension Plan	8.5	$111,656
	Washington Gas Light Company
	Supplemental Executive Retirement Plan	16.5	$872,426
Beverly J. Burke	Washington Gas Light Company Pension Plan	16.0	$309,908
	Washington Gas Light Company
	Supplemental Executive Retirement Plan	26.0	$1,050,309
Adrian P. Chapman	Washington Gas Light Company Pension Plan	27.0	$294,845
	Washington Gas Light Company
	Supplemental Executive Retirement Plan	30.0	$536,726

Note that column (e) “Payments During Last Fiscal Year” has been omitted in accordance with SEC rules because no such payments were made during fiscal year 2008.

The following actuarial assumptions were used in determining the amounts set forth in the “Pension Benefits” table:

	September 30,	September 30,
Measurement Date	2008	2007

Discount Rate	7.5%	6.00%
Pre-retirement Mortality	None	None
Postretirement Mortality	RP 2000	RP 2000
	Combined Healthy	Combined Healthy
Retirement Age	65	65

For a discussion of the assumptions and methodologies used to calculate the amounts reported in the “Pension Benefits” table above, see the discussion contained in Note 11 (Pension and other Post-Retirement Benefit Plans) to the Company’s Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included as part of WGL Holdings’ 2008 Annual Report on Form 10-K filed with the SEC and incorporated herein by reference.

Pension and other Retirement Benefits

Washington Gas provides retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. Retirement benefits provide post-employment security to our employees. There are three primary retirement benefit programs applicable to the Named Executive Officers:

•	the Washington Gas Light Company Savings Plan for Management Employees (“401(k) Plan”), a tax-qualified defined contribution plan in which the Named Executive Officers participate on the same terms as our other participating employees;

•	the Washington Gas Light Company Employees’ Pension Plan (“Pension Plan”), a qualified, trusteed, non-contributory pension plan covering all active employees (including executive officers) and vested former employees of Washington Gas; and

•	the Washington Gas Light Company Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined-benefit retirement plan which provides the Named Executive Officers a benefit up to 60% of the individual’s final average compensation, as determined under that plan.

Pension Plan

The Named Executive Officers each participate in the Pension Plan. All employees of Washington Gas, including part-time employees, automatically become participants in the Pension Plan on the first day of the month immediately following their employment commencement date. However, no employee first-hired on or after January 1, 2009 and covered by the collective bargaining agreement between Washington Gas and the International Brotherhood of Teamsters, Local 96 will be eligible to participate in the Pension Plan. Effective October 1, 2008, Washington Gas began a three year contract with the Office and Professional Employees International Union Local 2 (“Local 2”). Pursuant to this contract, Local 2 union employees hired after November 2009 will not participate in the Pension Plan. Instead, Washington Gas will make contributions to those employees’ defined tax-qualified retirement accounts.

The Pension Plan is a tax-qualified defined benefit retirement plan. The Pension Plan provides an unreduced retirement benefit at termination of employment at the normal retirement age of 65. A participant must have five years of accredited service under the Pension Plan to vest in a pension benefit.

The Pension Plan accrued benefit is calculated using a formula based on accredited service and final average compensation. Final average compensation is the average of the employee’s rate of annual basic compensation on December 31 of each of the three calendar years of accredited service preceding the employee’s normal retirement date, early or disability retirement date, actual date of retirement or date of termination of employment, whichever is applicable. Annual basic compensation consists of the regular annual salary or wages of an employee, excluding bonuses, compensation for overtime or other extra or special compensation, but including commissions, bonuses and other forms of incentive compensation paid to salesmen. The rate of final average compensation is multiplied by the percentage rate that applies to the participant’s years of accredited service. Bargaining units representing certain Washington Gas employees have negotiated different percentages for their members.

An early retirement benefit, discounted for age, is available to employees at age 55 with 5 years of accredited service. Employees having any combination of age and accredited service that equals 90 or more and employees with 30 years of accredited service may retire early without discounting their pension for age. As of the date of this proxy statement, two Named Executive Officers, James H. DeGraffenreidt, Jr., our Chairman and Chief Executive Officer, and Beverly J. Burke, our Vice President and General Counsel, are currently eligible to receive an early retirement benefit.

The normal form of pension benefit is a joint and survivor annuity for a married employee and a single-life annuity for an unmarried employee. Participants may elect among various payment options that will be the actuarial equivalent of the normal form of retirement benefit. There is no lump sum optional form of payment under the current Pension Plan.

Supplemental Executive Retirement Plan

The Named Executive Officers participate the SERP which is a non-qualified, unfunded defined benefit retirement plan. The purpose of the SERP is to provide an additional incentive to attract and retain key employees designated by the Board of Directors. The Board of Directors of Washington Gas designates participants in the SERP.

The SERP provides a retirement benefit that supplements the benefit payable under the Pension Plan. The benefit amount is based on years of benefit service and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards, on December 31 of the three years out of the final five years of the participant’s service as a participant. Benefit service under the SERP consists of years of accredited service under the Pension Plan plus the number of years of plan service under SERP, to a maximum of 30 years. There is a vesting schedule for the benefit that varies depending upon the point in time the individual became a participant in the SERP.

At normal retirement, the SERP participant is entitled to an annual benefit equal to the participant’s vested percentage of an amount equal to 2% of final average compensation multiplied by the number of years of benefit service, reduced by the amount of the normal retirement benefit paid under the Pension Plan and the amount of any other supplemental pension benefit provided by Washington Gas. Participants in the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives, described elsewhere in this proxy statement, may earn extra years of benefit service under the SERP in certain events of termination following a change in control, up to the maximum of 30 years of benefit service.

The SERP provides an unreduced retirement benefit at termination of employment at the normal retirement age of 65. An early retirement benefit, discounted for age, is available to participants at age 55 with 10 years of benefit service. Two Named Executive Officers, James H. DeGraffenreidt, Jr., our Chairman and Chief Executive Officer, and Beverly J. Burke, our Vice President and General Counsel, are currently eligible to receive an early retirement benefit under the SERP.

A participant in the SERP can elect the same forms of benefit available under the Pension Plan, and in addition can elect a lump sum payment form. For SERP benefits earned through December 31, 2004, the lump sum amount is limited to the amount of the benefit attributable to short-term incentive compensation. For benefits earned on and after January 1, 2005, participants may elect a lump sum benefit in any percentage. The lump sum amount is an actuarial determination based on the participant’s life expectancy discounted using the yield on the zero-coupon U.S. Treasury security with maturity equal to the maturity of each year’s payment. The lump sum shall equal the sum of the discounted payments.

Clawback Provision

The SERP includes a “clawback “provision that requires a participant to forfeit SERP benefit payments under certain circumstances. Under this clawback provision, if a SERP participant willfully performs any act or willfully fails to perform any act that may result in material discredit or substantial detriment to Washington Gas, then upon a majority vote of the board of directors, the participant, his or her surviving spouse and any beneficiary of those persons, will forfeit any benefit payments owing on and after a date fixed by the board of directors. After this fixed date, Washington Gas will have no further obligation under the SERP to the participant, his or her spouse or any beneficiary. Also under this clawback provision, if a participant has received a lump-sum benefit under the SERP, the participant or the surviving spouse would be required to return a proportionate share of that lump sum payment to Washington Gas, as calculated under the SERP.

NON-QUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ deferred compensation balances during fiscal year 2008, and also shows the total deferred amounts for the Named Executive Officers at the end of fiscal year 2008.

				Aggregate	Aggregate	Aggregate
		Executive	Registrant	Earnings	Withdrawals/	Balance
		Contributions	Contributions	in Last FY	Distributions	at Last FYE
Name		in Last FY	in Last FY ($)	($)(1)	($)	($)
(a)	Plan	(b)	(c)	(d)	(e)	(f)

James H. DeGraffenreidt, Jr.	—	—	—	—	—	—
Vincent L. Ammann, Jr.	—	—	—	—	—	—
Terry D. McCallister	—	—	—	—	—	—
Beverly J. Burke	Executive Incentive Compensation Plan	0	0	$1,444	0	$38,831
Adrian P. Chapman	—	—	—	—	—	—

(1)	No deferrals of compensation were made during the 2008 fiscal year. The amount set forth in the above table for Ms. Burke reflects a deferral made on a bonus in the amount of $28,500 during fiscal year 2001. The quarterly interest rate is equal to weekly average yield to maturity for five-year U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of five years). This deferral was made under the Washington Gas Light Company Executive Incentive Compensation Plan which is currently inactive. The amount reported in column (d) in the above table is also included in the amount shown for Ms. Burke in column (h) of the Summary Compensation Table in this proxy statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Severance Plan for Certain Executives

Each of the Named Executive Officers listed in the Summary Compensation Table in this proxy statement participates in the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives (the “CIC Plan”). “Change in control” protections provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a change in control. The change in control provisions under the CIC Plan are effective during the period of one year prior to, and two years following, a change in control of WGL Holdings or Washington Gas Light Company. The CIC Plan incorporates the definition of a change in control as defined in the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Policy (“CIC Policy”). A change in control generally will occur under the CIC Policy in the event of:

•	an acquisition of 30% or more of the voting stock of WGL Holdings or Washington Gas;

•	a change in the majority of the board of directors of WGL Holdings; or

•	a merger, reorganization, consolidation or sale of all or substantially all of the assets of WGL Holdings or Washington Gas.

Generally, during the one year prior and two years following a change in control the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change in control or available after the change in control if more beneficial.

Annual base salary is defined as the amount equal to the highest base salary rate in effect during the period beginning twelve months immediately preceding a change in control and ending on the date of the Named Executive Officer’s termination. The annual incentive bonus is equal to each executive’s target annual bonus for the fiscal year in which the Named Executive Officer’s employment is terminated.

With respect to all the Named Executive Officers, if the Named Executive Officer is terminated during the effective period for reasons other than cause, or if the Named Executive Officer resigns for good reason, the Named Executive Officer is entitled to certain severance benefits. These benefits include:

•	salary replacement benefits equal to the sum of the executive’s annual base salary plus annual incentive bonus multiplied by three for Messrs. DeGraffenreidt, McCallister and Ammann, and Ms. Burke and by two for Mr. Chapman;

•	the sum of any unpaid base salary and vacation pay through the termination date and the product of the executive’s annual bonus and a fraction, the numerator of which is the number of days in the current fiscal year through the termination date, and the denominator of which is 365;

•	medical and dental replacement benefits for three years for Messrs. DeGraffenreidt, McCallister and Ammann, and Ms. Burke, and for two years for Mr. Chapman;

•	an additional three years of benefit service under the SERP for Messrs. DeGraffenreidt, McCallister and Ammann, and Ms. Burke and two years for Mr. Chapman, provided, in no event shall such additional service when added to the executive’s SERP benefit service credit exceed the maximum of 30 years; and

•	outplacement services of up to $25,000; provided such services must be incurred by the executive within 12 months of his or her termination.

If a change in control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code by 10% or more, reimbursement will be made for the full amount of any excise taxes imposed on severance payments and any other payments under Section 4999 of the Internal Revenue Code and for all taxes due on the amount of that reimbursement. This excise tax gross-up provision is intended to preserve the level of change-in-control severance protections that we have determined to be appropriate.

Following a change in control: (i) 50% of a Named Executive Officer’s outstanding options would become immediately vested and exercisable, and the remaining 50% would become immediately vested and exercisable upon certain qualified terminations of employment, and (ii) 50% of such officer’s outstanding awards that had performance based vesting conditions would become immediately fully vested at target levels, with the other 50% becoming vested at target levels upon certain qualified terminations of employment.

Together, the CIC Plan and the CIC Policy provide that a “qualified termination” triggers the receipt of severance benefits. Generally, a “qualified termination” means any termination of employment by a participant in the CIC Plan that is not initiated by the Company and that is caused by any one or more of the following events, if such event occurs during the change in control effective period:

•	assignment to the participant, without his or her consent, of duties inconsistent in any material respect with the executive’s then current position or duties (including, for Messrs. DeGraffenreidt, McCallister, Ammann and Ms. Burke, not having their current position at the most senior resulting entity following the change in control), or any other action by the company which would cause him or her to violate ethical or professional obligations, or which results in a significant diminution in such position or duties;

•	the participant, without his or her consent, being required to relocate to a principal place of employment that is both more than 35 miles from his or her existing principal place of employment, and farther from the participant’s current residence than his or her existing principal place of employment;

•	the Company materially reduces, without his or her consent, the participant’s base salary rate or target bonus opportunity, or materially reduces the aggregate value of other incentives and retirement opportunity, or fails to allow the participant to participate in all welfare benefit plans, incentive, savings and retirement plan, fringe benefit plans and vacation benefits applicable to other senior executives; or

•	the Company fails to obtain a satisfactory agreement from any successor entity to assume and agree to perform the Company’s obligations to the Named Executive Officer under the CIC Plan.

A Named Executive Officer will not be able to receive severance benefits for a qualified termination if the executive continues in employment with the Company for more than 90 days following the later of the occurrence or knowledge of an event or events that would constitute a qualified termination. Also, the Named Executive Officer will not be entitled to receive severance benefits under the CIC Plan if the Named Executive Officer’s employment with the Company terminates because of a change in control and the Named Executive Officer accepts employment, or has the opportunity to continue employment, with a successor entity (other than under terms and conditions which would constitute a qualified termination).

The levels of change-in-control payments were developed in prior years and were either reaffirmed or adjusted after a thorough reevaluation of such protection by the Human Resources Committee of the Board of Directors (the “HR Committee’’) in 2006. That reevaluation included input from the HR Committee’s executive compensation consultant and considered both market practice and best practice. The circumstances and payments of compensation following a change in control are provided by the CIC Plan. In approving the CIC Plan, the HR Committee considered data provided by its consultant regarding competitive market practices regarding change-in-control benefits for senior executives. The HR Committee also considered the corporate and shareholder value of retaining certain executives following a change-in-control. The multiples of pay for various levels of officers reflect the HR Committee’s judgment that those levels are fair, appropriate and reasonable for each officer.

In determining the appropriate payment and benefit levels under the CIC Plan, the HR Committee also considered the potential importance of retaining certain executives following a change-in-control to assist in a successful transition to a new organization and management. The CIC Plan is intended in part to provide some protection of employment and benefits for executives who agree to remain with a new organization following a change-in-control. The CIC Plan is a material part of our total compensation program. Each component of this program, including base salary, incentives, retirement benefits and the CIC Plan, has been designed to meet certain unique purposes. In the absence of a CIC Plan, it is unlikely that other elements of the total compensation program would have been different to offset the risk posed by the lack of a CIC Plan. The reason for this is that no other element of compensation can achieve the aims of the CIC Plan.

The severance benefits available under the CIC Plan are not additive or cumulative to severance or termination benefits that a Named Executive Officer might also be entitled to receive under the terms of any other arrangement or agreement with the Company. As a condition of participating in the CIC Plan, the Named Executive Officer must expressly agree that the CIC Plan supersedes all prior plans or agreements providing for severance benefits.

The following table lists the amounts the Named Executive Officers were eligible to receive from the Company under the CIC Plan if a change in control had occurred and the Named Executive Officer’s employment was terminated either involuntarily without cause or as a result of a good reason termination effective as of September 30, 2008, the end of our 2008 fiscal year. The amounts would be payable in a single lump sum and, to the extent required to comply with Section 409A of the Internal Revenue Code, would not be paid to the Named Executive Officer prior to the date that is six months from the date of termination. The calculations in the table below are based on a common stock price equal to $32.45 per share which was the closing price of WGL Holdings common stock on September 30, 2008, which was the last trading day of fiscal 2008.

Incremental Payments Due to Change-In-Control*
(assuming termination of employment on September 30, 2008)

	DeGraffenreidt	Ammann	McCallister	Burke	Chapman

Cash severance	$3,229,000	$1,440,000	$2,208,000	$1,348,500	$899,000
Additional value due to vesting of unvested options	$129,276	$28,334	$62,671	$32,007	$28,589
Additional value due to vesting of unvested performance shares and units	$2,285,786	$602,986	$1,115,540	$571,609	$593,845
Additional SERP amount due to vesting	$0	$245,723	$599,416	$0	$144,720
Additional SERP amount due to service credit	$0	$119,462	$311,387	$239,221	$0
Medical and dental continuation	$73,007	$73,007	$50,014	$73,007	$33,343
Outplacement (maximum)	$25,000	$25,000	$25,000	$25,000	$25,000
Sec 280(G) excise tax and related gross-up**	$0	$1,128,500	$1,744,500	$874,000	$662,400

Total	$5,742,069	$3,663,012	$6,116,529	$3,163,344	$2,387,167

*	SERP calculations were made using a 7.5% discount rate. Medical and dental continuation amounts are estimates. As a result, the Section 280G excise tax and related gross-up amounts have been rounded.

**	This amount represents a reimbursement to the executive to cover the excise tax paid to the Internal Revenue Service on the change-in-control benefits.

All severance benefits payable under the CIC Plan are subject to each participant’s compliance with a post-employment restrictions policy. The policy defines the scope of restrictions that will apply to post-employment actions undertaken by executives who receive severance benefits following a termination of employment. The policy is intended to protect (i) confidential information belonging to the Company that the executive had access to and possesses due to the nature of his or her position and (ii) the competitive business operations of the Company. The restrictions under the policy last for one year following the executive’s date of termination. The policy prohibits any terminated Named Executive Officer that receives the severance benefits described above from soliciting employees or customers and disclosing “confidential information.” For the purposes of the policy, “confidential information” includes, but is not be limited to non-public information regarding computer programs, discoveries or improvements, marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including the identity of employees, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

Incremental Payments Due to Retirement
(assuming termination of employment on September 30, 2008)

	DeGraffenreidt	Ammann	McCallister	Burke	Chapman

Additional value due to vesting of unvested options	$129,276	$0	$0	$32,007	$0

Total	$129,276	$0	$0	$248,341	$0

Vesting of performance shares and units upon retirement is at the Human Resources Committee’s discretion, so no amounts are shown above.

EQUITY COMPENSATION PLAN INFORMATION

			Number of securities
			remaining available
			for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price of	compensation plans
	exercise of	outstanding	(excluding
	outstanding options,	options, warrants	securities reflected
	warrants and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)*

Equity compensation plans approved by security holders	1,017,177	$30.57	1,355,068
Equity compensation plans not approved by security holders	0	0	0
Total	1,017,177	$30.57	1,355,068

*	The number of securities remaining available for future issuance under the 1999 Incentive Compensation Plan is reduced upon the issuance of securities, not at the time of grant.

The above table presents information regarding compensation plans under which common stock may be issued to employees and non-employees as compensation. The Company currently has three such plans: the Directors’ Stock Compensation Plan, the 1999 Incentive Compensation Plan and the WGL Holdings Omnibus Incentive Compensation Plan. Effective March 1, 2007, no further awards will be made under the 1999 Incentive Compensation Plan. Total shares shown in the above table include 32,183 shares available for future issuance under the Directors’ Stock Compensation Plan, 640,062 shares available upon the vesting of performance shares and exercise of stock options shares under the 1999 Plan and 1,700,000 shares available for future issuance under the Omnibus Incentive Compensation. Performance shares that may be issued under the Omnibus Incentive Compensation Plan are calculated under a formula that enables a determination of the minimum and maximum number of performance shares that may be issued. This formula is further described above in this proxy statement in the Compensation Discussion and Analysis section under the caption, “Long-Term Incentive Compensation.”

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of four directors who are not employees of the Company. Members of the committee are independent under rules of the Securities and Exchange Commission and the New York Stock Exchange. The names of the members of this committee as of the date of this proxy statement appear at the end of this report.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors and is directly responsible for the appointment, compensation and oversight of the Company’s independent public accountants. The committee maintains a charter that outlines its responsibilities. The committee met six times during fiscal year 2008.

The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and rules of the New York Stock Exchange with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with the Company’s independent public accountants. The Audit Committee and the Company’s full board of directors are committed to compliance with all provisions of that statute and related regulations. Further actions have been taken by the Audit Committee and the board of directors as statutory and regulatory provisions became effective for audit committees and independent auditors.

The Audit Committee reviewed and discussed the Company’s audited financial statements with management of the Company and the independent public accountants. The Audit Committee discussed with the Company’s internal auditor and the independent public accountants the overall scope and specific plans for their respective audits and the adequacy of the Company’s internal controls.

The Audit Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T). The committee received the written disclosures and the letter from the independent public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Karen Hastie Williams (Chair)
George P. Clancy, Jr.
Melvyn J. Estrin
James F. Lafond

FISCAL YEARS 2008 AND 2007 AUDIT FIRM FEE SUMMARY

During fiscal years 2008 and 2007, the Company’s independent registered public accounting firm for each of those years, Deloitte & Touche LLP (“Deloitte”), billed the Company the following fees:

	2008	2007

Audit Fees	$1,999,634	$1,946,189
Audit Related Fees	0	0
Tax Fees	24,000	22,000
All Other Fees	0	0

Total Fees	$2,023,634	$1,968,189

Services Provided by Deloitte

All services rendered by Deloitte are permissible under applicable laws and regulations and were pre-approved by the Audit Committee, or by the Chair of the Audit Committee by delegated authority as required by law. The fees paid to Deloitte for services are described in the above table under the categories listed below.

1)	Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly filings on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements. For fiscal years 2008, and 2007 the total audit fees include $710,526 and $771,625 respectively, to perform an assessment of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

2)	Audit-Related Fees — These are fees for services performed by Deloitte related to the audit.

3)	Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes review of tax returns for the Company and its consolidated subsidiaries.

4)	All Other Fees — These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.

These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements and the assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Pre-approval policy for audit and non-audit services

In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $100,000 in audit and non-audit services. This authority may be exercised when the Audit Committee is not in session. Any decisions by the Chair of the Audit Committee under this delegated authority are reported at the next meeting of the Audit Committee. All services reported in the schedule shown above for fiscal years 2008 and 2007 were pre-approved by the full Audit Committee or by the Chair of the Audit Committee, by delegated authority.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

At a meeting held on November 24, 2008, the audit committee of the board of directors appointed the firm of Deloitte & Touche LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 2009. The board of directors recommends that the shareholders ratify this appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board of directors recommends a vote “FOR” this proposal.

PROPOSAL 3

SHAREHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, whose address is The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, has given notice of her intention to present a proposal for consideration by the shareholders at the annual meeting. The proposal of Mrs. Davis, who is owner of record of 280 shares of common stock of the Company, is set forth below in the form of a resolution along with her supporting statement.

Your board of directors opposes the adoption of the following proposal for the reasons stated after the proposal and, therefore, recommends that shareholders vote “AGAINST” the proposal.

RESOLVED, “That the stockholders of WGL Holdings assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.” “In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 13,041,737 shares, representing approximately 45.7% of the shares voting, voted FOR my proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Board of Directors’ Recommendation — The board of directors recommends that shareholders vote “AGAINST” this shareholder proposal for the following reasons:

Your board of directors believes it is important for each member of the board to represent all shareholders, not just a particular interest group or faction.

Persons serving on the Company’s board of directors have wide experience in law, accounting, business and finance. Directors are not elected to represent a particular viewpoint, and the directors do not believe it is desirable to select candidates for election in that manner.

These objectives of your directors are fundamentally different from the objectives of a cumulative voting procedure. Cumulative voting could permit a relatively small group of shareholders to elect a particular director. A director elected through cumulative voting might therefore become (or appear to become) an advocate for a particular shareholder or shareholders. This result could be directly opposite to the purpose of having each member of your board of directors represent all shareholders. Cumulative voting for directors could also result in factions and interest groups being created in the board, causing significant interference with the board deliberative process.

For these reasons, the board of directors and the management oppose the proposed resolution.

Mrs. Davis has submitted substantially the same proposal each year since 1986 and it has been defeated by our shareholders each year.

For the above reasons, the board of directors recommends that shareholders vote “AGAINST” proposal #3.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the annual meeting. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote in accordance with their best judgment on such matters.

The annual report for fiscal year 2008, including financial statements, was posted to our web site www.wglholdings.com on January 20, 2009.

Upon written request, the Company will furnish without charge a copy of its most recent annual report on Form 10-K. Please direct these requests to: Robert Dennis, Director — Investor Relations, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Any shareholder who wishes to submit a proposal for printing in the Company’s proxy statement for the annual meeting of shareholders to be held in year 2010 (expected to be held in March 2010) must submit that proposal so it is received by the Company’s corporate secretary no later than the close of business on September 22, 2009. To be included in the Company’s proxy statement, the shareholder proposal must meet the requirements of the applicable rules of the Securities and Exchange Commission. Proposals should be addressed to the Corporate Secretary, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080.

Other business matters to be brought by shareholders, including any nominations for board membership, can only be considered at the shareholder meeting in accordance with advance notice provisions of the Company’s bylaws. Notice of these matters must be received by the Company’s corporate secretary not less than sixty (60) calendar days prior to the scheduled date of the next annual meeting of shareholders, or January 4, 2010, assuming the next annual meeting of shareholders is held on March 4, 2010. Notice of such matters should be addressed to the corporate secretary, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080. A copy of the corporate bylaws which describes the advance notice procedures can be obtained from the corporate secretary at the address shown in this paragraph.

By order of the board of directors,

Douglas V. Pope
Secretary

January 20, 2009

101 CONSTITUTION AVENUE, NW
WASHINGTON, DC 20080
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 4, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 4, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	WGLHD1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

WGL HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2, AND “AGAINST” ITEM 3.

Vote on Directors					For All	Withhold All	For All Except
1.	Elect Directors of WGL Holdings, Inc.

	Nominees:

	01)	Michael D. Barnes	06)	James F. Lafond	☐	☐	☐
	02)	George P. Clancy, Jr.	07)	Debra L. Lee
	03)	James H. DeGraffenreidt, Jr.	08)	Terry D. McCallister
	04)	James W. Dyke, Jr.	09)	Karen Hastie Williams
	05)	Melvyn J. Estrin

To withhold authority to vote for any individual
nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
Vote on Proposals

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2009.	☐	☐	☐

3.	Proposal to provide for cumulative voting in the election of directors.	☐	☐	☐

4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted “FOR” items 1 and 2, and “AGAINST” item 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

WGLHD2
WGL HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MARCH 5, 2009
The shareholder(s) hereby appoint(s) James H. DeGraffenreidt, Jr., Terry D. McCallister and Vincent L. Ammann, Jr., or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of WGL Holdings, Inc. that the shareholder(s) is/ are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Standard Time on March 5, 2009, at the National Press Club, 529 14th St., NW, Washington, DC 20045, and any adjournment or postponement thereof.
      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE